Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.,

MONTANA MERGER SUB I, INC.,

MONTANA MERGER SUB II, LLC,

and

APPLIED MICRO CIRCUITS CORPORATION

Dated as of NOVEMBER 21, 2016

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Annex A	Offer Conditions
Exhibit A	Limited Liability Company Agreement of Surviving Company

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of November 21, 2016, is by and among Applied Micro Circuits Corporation, a Delaware corporation (the “Company”), MACOM Technology Solutions Holdings, Inc., a Delaware corporation (“Parent”), and Montana Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Purchaser”) and Montana Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub Two” and, together with Purchaser, the “Merger Subs”). Parent, Purchaser and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, it is proposed that Purchaser shall commence an exchange offer (the “Offer”) to acquire all of the outstanding shares of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) and the corporate goodwill associated with such Company Common Stock for the consideration and upon the terms and subject to the conditions set forth herein;

WHEREAS, it is also proposed that (a) the Parties shall effect the acquisition of the Company by Parent through the merger of Purchaser with and into the Company, with the Company surviving the merger (the “First Merger”) in accordance with the terms and conditions set forth in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and (b) immediately following the First Merger, the merger of the Company, as the surviving company of the First Merger, with and into Merger Sub Two, with Merger Sub Two surviving the merger (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, in connection with the First Merger, each outstanding share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares or Dissenting Shares) will automatically be converted into the right to receive the Transaction Consideration upon the terms and conditions set forth in this Agreement and in accordance with the DGCL;

WHEREAS, the Parties intend that the Offer and the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has: (i) determined that the Offer and the First Merger are fair to, and in the best interests of, the Company and its stockholders; (ii) adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Mergers (the “Transactions”); (iii) resolved that the First Merger shall be effected as soon as practicable following the Acceptance Time without a vote of the Company’s stockholders pursuant to Section 251(h) of the DGCL; and (iv) subject to the terms hereof, resolved and agreed to recommend that holders of shares of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer (such recommendation, the “Company Recommendation”);

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) and each of the Merger Subs has (a) determined that the Mergers are advisable and fair to, and in the best interests of, Parent, each of the Merger Subs and its respective stockholders or members, as applicable, respectively, and (b) approved, adopted and declared advisable this Agreement and the Transactions, including the Offer and the Mergers;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company have simultaneously herewith entered into that certain Support Agreement (the “Support Agreement”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Section 1.1.    The Offer.

(a)    Terms and Conditions of the Offer. Subject to the terms and conditions of this Agreement and provided that this Agreement has not been terminated in accordance with ARTICLE VIII and that the Company shall have complied with its obligations under Section 1.2 and Section 1.3 hereof, as promptly as practicable after the date hereof  (but in any event within twenty (20) Business Days of the date hereof), Purchaser shall, and Parent shall cause Purchaser to, commence the Offer within the meaning of Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”). The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment, and pay for, any shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer are subject only to the satisfaction or waiver of the conditions set forth in Annex A (the “Offer Conditions”). In the Offer, each share of Company Common Stock accepted by Purchaser shall be exchanged for the right to receive: (i) $3.25 in cash (the “Cash Consideration”), and (ii) 0.1089 shares of Parent Common Stock (the “Stock Consideration”, and together with the Cash Consideration, the “Transaction Consideration”).

(b)    Changes to Terms and Conditions. Purchaser expressly reserves the right to waive any Offer Condition or modify the terms of the Offer, except that, without the prior written consent of the Company, Purchaser shall not, and Parent shall not permit Purchaser to, (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Transaction Consideration to be paid in the Offer, (iii) change the form of consideration payable in the Offer, (iv) waive, amend or modify any of the conditions set forth in paragraphs (A), (B),

(C) or (D) of Annex A, (v) add any condition to the Offer other than those set forth in Annex A, (vi) amend, modify or supplement any Offer Condition in any manner adverse to the holders of Company Common Stock, (vii) except as otherwise expressly required or permitted under this Agreement, terminate or extend the Offer, or (viii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse (other than in an immaterial or de minimis way) to the holders of Company Common Stock.

(c)    Expiration and Extension of the Offer.

(i)    Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at 12:00 a.m. midnight, Eastern time, on the date that is twenty (20) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) (such initial expiration date, or such subsequent time and date to which the expiration of the Offer is extended pursuant to and in accordance with this Agreement, the “Expiration Date”).

(ii)    Notwithstanding the foregoing, unless this Agreement has been terminated in accordance with ARTICLE VIII, (A) Purchaser shall (and Parent shall cause Purchaser to) extend the Expiration Date for any period required by applicable U.S. federal securities laws and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and its staff with respect thereto or the rules and regulations of the Nasdaq Global Select Market (“Nasdaq”), applicable to the Offer, including such time as is necessary pursuant to Section 1.2(c) (but in no event shall Purchaser be required to extend the Offer for this purpose past the End Date), and (B) if at any scheduled Expiration Date the Offer Conditions shall not have been satisfied or earlier waived, Purchaser may elect to, and if requested by the Company, shall (and Parent shall cause Purchaser to), extend the Offer and the Expiration Date to a date that is not more than ten (10) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) after such previously scheduled Expiration Date; provided, however, that Purchaser shall not be required to extend the Offer pursuant to this clause (ii) on more than two (2) occasions if all Offer Conditions other than the Minimum Condition are satisfied on the date on which the Offer is scheduled to expire, but the Minimum Condition is not satisfied, but may, in its sole and absolute discretion, elect to do so; provided, further, that (x) notwithstanding the foregoing in this clause (ii), in no event shall Purchaser be required to extend the Offer beyond the End Date, if Purchaser is then entitled to terminate this Agreement pursuant to Section 8.1(b) and (y) in no event shall Purchaser be permitted to extend the Offer beyond the End Date (unless the Company has consented to such extension).

(d)    Payment for Shares of Company Common Stock. Subject only to the satisfaction or waiver by Purchaser of the Offer Conditions as of the Expiration Date, Purchaser shall, and Parent shall cause Purchaser to, (i) promptly after the Expiration Date irrevocably accept for payment (the time of such acceptance, the “Acceptance Time”), and (ii) promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act, and in any event within three (3) business days (calculated as set forth in Rule 14d-1(g)(3))) after the Expiration Date pay for, all shares of Company Common Stock that are validly tendered (and not properly withdrawn) in the Offer. Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Purchaser on a timely basis the funds and shares of Parent Common

Stock necessary to pay for any shares of Company Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer; provided, however, that notwithstanding anything to the contrary contained in this Section 1.1(d) without the prior written consent of the Company, Purchaser shall not accept for payment or pay for any shares of Company Common Stock if, as a result, Purchaser would acquire less than the number of shares of Company Common Stock necessary to satisfy the Minimum Condition. The Company shall use its reasonable best efforts to register (and shall instruct its transfer agent to register) the transfer of shares of Company Common Stock accepted for payment effective immediately after the Acceptance Time.

(e)    No Fractional Shares. In lieu of any fractional share of Parent Common Stock that otherwise would be issuable pursuant to the Offer, each holder of Company Common Stock who otherwise would be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Offer (after aggregating all shares of Company Common Stock tendered in the Offer (and not validly withdrawn) by such holder) will be paid an amount in cash (without interest) equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Trading Price, rounded to the nearest one-hundredth of a cent.

(f)    Adjustments to the Offer. The Cash Consideration and the Stock Consideration shall each be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reclassification, combination, exchange of shares or other like change (other than in connection with the Transactions) with respect to the number of shares of Company Common Stock or shares of Parent Common Stock outstanding after the date hereof and prior to Purchaser’s acceptance for payment of, and payment for, shares of Company Common Stock that are tendered pursuant to the Offer.

(g)    Termination. Nothing in this Section 1.1 shall be deemed to impair, limit or otherwise restrict in any manner the right of the Parties to terminate this Agreement pursuant to the terms of ARTICLE VIII. In the event this Agreement is terminated pursuant to ARTICLE VIII prior to any scheduled Expiration Date, Purchaser shall promptly (and in any event within twenty-four (24) hours of such termination of this Agreement) irrevocably and unconditionally terminate the Offer.

Section 1.2.    Schedule TO; Offer Documents; Registration Statement.

(a)    As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), but in any event within twenty (20) Business Days after the date of this Agreement, Parent shall, and shall cause Purchaser to:

(i)    prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which Schedule TO shall contain as an exhibit an offer to purchase and forms of the letter(s) of transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer (together with all amendments and supplements thereto, the “Offer Documents”);

(ii)    deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(iii)    give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to Nasdaq in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(iv)    subject to the Company’s compliance with Section 1.3, cause the Offer Documents to be disseminated to all holders of shares of Company Common Stock as and to the extent required by the Exchange Act.

(b)    Concurrently with the filing of the Offer Documents, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), the offer and sale of Parent Common Stock pursuant to the Offer and the Mergers (the “Registration Statement”), which shall include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (together with any amendments thereof or supplements thereto, the “Offer Prospectus”).

(c)    Until the End Date, or any earlier termination of this Agreement in accordance with Section 8.1, Parent shall, with the Company’s cooperation, use its reasonable best efforts to (i) have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing, (ii) ensure that the Registration Statement complies in all material respects as to form and content with the requirements of the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and other applicable Law and (iii) keep the Registration Statement, effective for so long as necessary to complete the Mergers and for the issuance of Parent Common Stock. Parent shall notify the Company promptly of the time when the Registration Statement has become effective or any supplement or amendment to the Registration Statement has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Offer and/or the Mergers for offering or sale in any jurisdiction. Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Offer Documents and the Registration Statement in order to satisfy applicable Laws. The Company shall promptly upon request furnish in writing to Parent and Purchaser information concerning the Company and its Subsidiaries and the holders of shares of Company Common Stock that is required by applicable Law to be included in the Offer Documents and the Registration Statement so as to enable Parent and Purchaser to comply with their obligations under this Section 1.2. Parent and Purchaser shall promptly correct any information in the Registration Statement to the extent that such information contains any untrue statement of a material fact or the Registration Statement omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it or any of its respective Representatives for use in the Offer Documents and the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect.

Notwithstanding the foregoing, Parent and Purchaser shall have no responsibility with respect to any information supplied by the Company for inclusion or incorporation by reference in the Offer Documents and the Registration Statement. Parent and Purchaser shall, with the Company’s cooperation, take all steps necessary to cause the Offer Documents and the Registration Statement, as so corrected, to be filed with the SEC and to be disseminated to the holders of shares of the Company Common Stock, in each case as and to the extent required by applicable Laws, or by the SEC or its staff or Nasdaq. Each of Parent and Purchaser shall (A) provide the Company and its counsel with a reasonable opportunity to review and comment on the Offer Documents and the Registration Statement (and any amendments or supplements to the foregoing) prior to the filing thereof with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any timely comments thereon made by the Company or its counsel, (B) promptly notify the Company of the receipt of, and promptly provide the Company copies of, all comments from, and all correspondence with, the SEC or its staff with respect to any Offer Documents or the Registration Statement and shall promptly notify the Company of any request by the SEC or its staff for any amendment or supplement thereto or for additional information, (C) provide the Company and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between it and/or any of its Representatives on the one hand and the SEC or its staff on the other hand with respect to any Offer Document or the Registration Statement and Parent and Purchaser shall give reasonable and good faith consideration to any timely comments thereon made by the Company or its counsel and (D) promptly provide the Company with final copies of any correspondence sent by it and/or any of its Representatives to the SEC or its staff with respect to any Offer Document or the Registration Statement, and of any amendments or supplements to any Offer Document or the Registration Statement. Parent shall use reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Offer and/or the First Merger, and will pay all expenses thereto, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

Section 1.3.    Company Actions.

(a)    Company Recommendation. The Company hereby consents to and approves the Offer pursuant to the terms of this Agreement. The Company hereby further consents to the inclusion in the Offer Document of such approval and Company Recommendation, unless the Company shall have withdrawn or modified such Company Recommendation as provided in Section 6.3(f). The Company shall not withdraw or modify such Company Recommendation in any manner adverse to Purchaser or Parent except as provided in Section 6.3(f).

(b)    Schedule 14D-9. The Company shall (i) file with the SEC concurrently with the filing by Parent and Purchaser of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer, which shall contain and constitute notice to holders of shares of Company Common Stock informing such holders of their rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be mailed to the holders of shares of Company Common Stock promptly after commencement of the Offer. The Company shall cause the Schedule 14D-9 to comply as to form and content in all material respects with the requirements of the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder and other applicable Law. To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of shares of Company Common Stock (to the extent required by the applicable Laws) together with the Offer Documents. Each of Parent and Purchaser shall furnish to the Company all information concerning Parent and Purchaser that is required by applicable Laws to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 1.3(b) . Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Laws. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it or any of its Representatives for use in the Schedule 14D-9, or provide information it has not provided if and to the extent that such information contains any untrue statement of a material fact or the Schedule 14D-9 omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company shall have no responsibility with respect to any information supplied by Parent or any Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9. The Company shall, with Parent’s and Purchaser’s cooperation, take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the holders of shares of Company Common Stock, in each case as and to the extent required by applicable Laws. Unless and until the Company Board of Directors has effected a Company Adverse Recommendation Change in accordance with Section 6.3, the Company shall (A) provide Parent and its counsel with a reasonable opportunity to review and comment on the Schedule 14D-9 (and any amendments or supplements to the foregoing) prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any timely comments thereon made by Parent or its counsel, (B) promptly notify Parent of the receipt of, and promptly provide Parent copies of, all comments from, and all correspondence with, the SEC or its staff with respect to the Schedule 14D-9 and shall promptly notify Parent of any request by the SEC or its staff for any amendment or supplement thereto or for additional information, (C) provide Parent and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between it and/or any of its Representatives on the one hand and the SEC or its staff on the other hand with respect to the Schedule 14D-9 and the Company shall give reasonable and good faith consideration to any comments thereon made by Parent or its counsel and (D) promptly provide Parent with final copies of any correspondence sent by it and/or any of its Representatives to the SEC or its staff with respect to the Schedule 14D-9, and of any amendments or supplements to the Schedule 14D-9. Notwithstanding anything to the contrary in this Section 1.3(b), but subject to Section 6.3, the Company may amend or supplement the Schedule 14D-9 in connection with a Company Adverse Recommendation Change, without the prior consent of Parent and without providing Parent or its counsel an opportunity to review or comment thereon. The Schedule 14D-9 shall include the fairness opinion of the Company’s financial advisors referenced in Section 4.18.

(c)    Company Information. In connection with the Offer, the Company shall, or shall use reasonable best efforts to cause its transfer agent to, promptly furnish Parent and Purchaser with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of shares of Company Common Stock, including a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of shares of Company Common Stock, and lists of security positions of shares of Company Common Stock held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions), in each case as of the most recent practicable date, and shall promptly furnish Parent and Purchaser with such additional information and assistance (including updated lists of the record and beneficial holders of shares of Company Common Stock, mailing labels and lists of security positions) as Parent and Purchaser or their agents may reasonably request in order to communicate the Offer to the holders of shares of Company Common Stock. Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Mergers, Parent and Purchaser (and their respective agents) shall:

(i)    hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;

(ii)    use such information only in connection with the Offer and the Mergers; and

(iii)    if this Agreement shall be terminated pursuant to ARTICLE VIII, promptly return (and shall use their respective reasonable efforts to cause their agents to return to the Company or destroy) any and all copies and any extracts or summaries from such information then in their possession or control.

ARTICLE II

THE MERGERS

Section 2.1.    The Mergers. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and as soon as practicable following the consummation of the Offer in accordance with the DGCL (including Section 251(h)), (a) Purchaser shall be merged with and into the Company, in accordance with the DGCL (including Section 251(h)) at the Effective Time (as defined below), whereupon the separate existence of Purchaser will cease, with the Company surviving the First Merger (the Company, as the surviving entity in the First Merger, sometimes being referred to herein as the “First Surviving Company”), such that following the First Merger, the First Surviving Company will be a wholly owned direct subsidiary of Parent, and (b) immediately thereafter, and as part of the same plan, at the Second Effective Time, in accordance with Limited Liability Company Act of the State of Delaware (the “DLLCA”),the First Surviving Company shall be merged with and into Merger Sub Two, whereupon the separate corporate existence of the First Surviving Company will cease with Merger Sub Two surviving the Second Merger (Merger Sub Two, as the surviving entity of the Second Merger, sometimes being referred to herein as the “Surviving Company”) such that following the Second Merger, the Surviving Company will be a wholly owned direct subsidiary of Parent. The Mergers shall have the effects provided in this Agreement and as specified in the DGCL and the DLLCA, as applicable. The First Merger shall be governed by Section 251(h) of the DGCL.

Section 2.2.    Closing. The closing of the Mergers (the “Closing”) shall take place at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts, 02199, at 10:00 a.m., Eastern time, on the date that is the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the last of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3.    Effective Time. As soon as practicable on the Closing Date, the Parties shall cause (a) a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Purchaser under the DGCL in connection with the First Merger, and (b) following the filing of the First Certificate of Merger, a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”, and together with the First Certificate of Merger, the “Certificates of Merger”)) to be duly executed and filed with the Delaware Secretary as provided under the DGCL and the DLLCA and make any other filings, recordings or publications required to be made by the First Surviving Company or Merger Sub Two under the DGCL and the DLLCA in connection with the Second Merger. The First Merger shall become effective at such time as the First Certificate of Merger is duly filed with the Delaware Secretary or on such later date and time as shall be agreed to by the Company and Parent and specified in the First Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”). The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the Delaware Secretary or on such later date and time as shall be agreed to by the Company and Parent and specified in the Second Certificate of Merger (such date and time being hereinafter referred to as the “Second Effective Time”). The Effective Time shall, in all events, precede the Second Effective Time.

Section 2.4.    Effects of the Mergers. The effects of the Mergers shall be as provided in this Agreement and in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, (a) at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the First Surviving Company, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the First Surviving Company, all as provided under the DGCL and (b) at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the First Surviving Company and Merger Sub Two shall vest in the Surviving Company, and all debts, liabilities and duties of the First Surviving Company and Merger Sub Two shall become the debts, liabilities and duties of the Surviving Company, all as provided under the DGCL and the DLLCA.

Section 2.5.    Organizational Documents of the Surviving Company.

(a)    At the First Effective Time, the amended and restated certificate of incorporation of the Company, as amended (the “Charter”) and the amended and restated bylaws of the Company (the “Bylaws”) shall serve as the certificate of incorporation and the bylaws, respectively of the First Surviving Company until thereafter amended and provided therein or by applicable Law.

(b)    At the Second Effective Time (and subject to Section 6.8(d)), the certificate of formation and limited liability company agreement of Merger Sub Two as in effect immediately prior to the Second Effective Time, as set forth in Exhibit A here to, shall be the certificate of formation and limited liability company agreement of the Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement.

Section 2.6.    Tax Consequences. It is intended that the Offer and the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g).

Section 2.7.    Directors, Officers and Manager. (a) Subject to applicable Law, the directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the First Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the First Surviving Company. Subject to applicable Law, the manager of Merger Sub Two immediately prior to the Second Effective Time shall be and become the manager of the Surviving Company as of the Second Effective Time. Except as otherwise determined by Parent prior to the Second Effective Time, the officers of the First Surviving Company immediately prior to the Second Effective Time, from and after the Second Effective Time, shall be the officers of the Surviving Company and shall hold office until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1.    Effect on Capital Stock.

(a)    At the Effective Time, by virtue of the First Merger and without any action on the part of any of the Parties or the holder of any shares of Company Common Stock or on the part of the sole stockholder of Purchaser:

(i)    Conversion of Company Common Stock. Subject to Section 3.2(j) below, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Dissenting Shares) shall be automatically converted into the right to receive the Transaction Consideration. From and after the Effective Time, each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Transaction Consideration upon the surrender of such shares of Company Common Stock in accordance with Section 3.2, including the right to receive, pursuant to Section 3.1(e), cash in lieu of fractional shares of Parent Common Stock, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 3.1(a), together with the amounts, if any, payable pursuant to Section 3.2(e).

(ii)    Cancellation of Company Common Stock; Certain Subsidiary Owned Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent, Purchaser or any other direct or indirect wholly-owned subsidiary of Parent shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(iii)    Treatment of Purchaser Shares. At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Purchaser (the “Purchaser Common Stock”) shall be automatically converted into and become one fully paid and nonassessable share of common stock of the First Surviving Company and shall constitute the only outstanding shares of capital stock of the First Surviving Company. From and after the Effective Time, all certificates representing shares of Purchaser Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the First Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b)    Share Adjustments. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any of the Parties or holders of any securities of the First Surviving Company or of Merger Sub Two, (i) each membership interest of Merger Sub Two issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a membership interest of the Surviving Company and (ii) all shares of common stock of the First Surviving Company shall no longer be outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor.

(c)    Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a person (a “Dissenting Stockholder”) who has not tendered into the Offer and has complied with all the provisions of the DGCL concerning the right of holders of shares of Company Common Stock to require appraisal of their shares (the “Appraisal Provisions”) of Company Common Stock (“Dissenting Shares”), to the extent the Appraisal Provisions are applicable, shall not be converted into the right to receive the Transaction Consideration, but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in

Section 262 of the DGCL. If such Dissenting Stockholder, after the Effective Time, withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, each of such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as though such shares of Company Common Stock had been converted as of the Effective Time into the right to receive the Transaction Consideration. The Company shall give Parent prompt (and in any event within three (3) days) notice of any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands.

(d)    Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reclassification, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred (other than in connection with the Transactions), then the Transaction Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 3.1(d) shall be construed to permit the Company to take any of the foregoing actions with respect to its securities to the extent otherwise prohibited by the terms of this Agreement.

(e)    No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Offer or the Merger, no certificates or scrip representing fractional shares of Parent Common Stock shall be delivered upon the conversion of Company Common Stock pursuant to Section 3.1(a)(i), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the First Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash (without interest) in an amount determined by multiplying (i) the Parent Trading Price, rounded to the nearest one-hundredth of a cent by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled (the “Fractional Share Cash Amount”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock.

Section 3.2.    Exchange of Certificates.

(a)    Appointment of Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company selected with the prior approval of the Company (such approval not to be unreasonably withheld, delayed or conditioned) to act as exchange agent (such exchange agent, which, if practicable, shall also be the depositary pursuant to the Offer, the “Exchange Agent”) for the payment of the Transaction Consideration in the Offer and the Mergers and shall enter into an agreement (the “Exchange Agent Agreement”) relating to the Exchange Agent’s responsibilities under this Agreement, which shall be in form and substance satisfactory to the Company.

(b)    Deposit of Transaction Consideration. Parent shall deposit, or cause to be deposited, with the Exchange Agent, within two (2) Business Days after the Acceptance Time, cash sufficient to pay the aggregate Cash Consideration payable in the Mergers to holders of Company Common Stock and shall deposit, or shall cause to be deposited, with the Exchange Agent, at such time, evidence of Parent Common Stock in book-entry form (and/or certificates representing such Parent Common Stock, at Parent’s election) representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Stock Consideration payable in the Mergers (such cash and certificates, together with any dividends or distributions with respect thereto, the “Exchange Fund”).

(c)    Exchange Procedures. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent shall, and shall cause the Surviving Company to, cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 3.1(a)(i) into the right to receive the Transaction Consideration (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company shall reasonably agree) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Transaction Consideration (including the Fractional Share Cash Amount) and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.2(e) (collectively, the “Exchanged Amounts”). Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Transaction Consideration, including payment of the Fractional Share Cash Amount, and any amounts payable in respect of dividends or other distributions on shares of Parent common stock in accordance with Section 3.2(e) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(d)    Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Exchange Agent together (in the case of Certificates) with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Transaction Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, including the Fractional Share Cash Amount, together with any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.2(e). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or shares of Parent Common Stock to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share. Until surrendered as contemplated by this Section 3.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Transaction Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.2(e). Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Exchanged Amounts that such holder is entitled to receive pursuant to this ARTICLE III. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Company Common Stock were converted into the right to receive the Exchanged Amounts shall upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and Parent shall cause the Exchange Agent to exchange and deliver as promptly as reasonably practicable after the Effective Time, the Exchanged Amounts in respect of each such share of Company Common Stock, and the Book-Entry Shares of such holder shall forthwith be cancelled.

(e)    Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the Effective Time with respect to Parent Common Stock, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into shares of Parent Common Stock pursuant to Section 3.1(a)(i) until such holder shall surrender such share in accordance with this Section 3.2. After the surrender in accordance with this Section 3.2 of a share of Company Common Stock to be converted into the right to receive shares of Parent Common Stock pursuant to Section 3.1(a)(i), the holder thereof shall be entitled to receive (in addition to the Transaction Consideration and the Fractional Share Cash Amount payable to such holder pursuant to this ARTICLE III) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Parent Common Stock issuable in respect of such share of Company Common Stock.

(f)    No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock delivered and cash paid in accordance with the terms of this ARTICLE III upon conversion of any shares of Company Common Stock, once so delivered and paid, shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (subject to any rights of Dissenting Stockholders). From and after the Effective Time, subject to Parent’s and Purchaser’s compliance with their respective obligations hereunder, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Transaction Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 3.2(d) (together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.2(e)), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, at any time after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Company, Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this ARTICLE III, subject to applicable Law in the case of Dissenting Shares.

(g)    Sale of Excess Shares. As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of Parent Common Stock issued and delivered representing the Transaction Consideration over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to former holders of Company Common Stock in the Offer or pursuant to Section 3.2 (determined before taking into account any shares of Parent Common Stock withheld under Section 3.2) (such excess, the “Parent Excess Shares”). Following the Effective Time, the Exchange Agent shall, on behalf of former shareholders of the Company, sell the Parent Excess Shares at then prevailing prices on Nasdaq, all in the manner provided in this Section 3.2(g). The sale of the Parent Excess Shares by the Exchange Agent shall be executed on Nasdaq through one or more member firms of Nasdaq and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable best efforts to complete the sale of the Parent Excess Shares as promptly following the Effective Time as is practicable, consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates and Book-Entry Shares formerly representing Company Common Stock, the Exchange Agent shall hold such proceeds in the Exchange Fund.

(h)    Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. No such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this ARTICLE III, and following any losses from any such investment, or to the extent the cash portion of the Exchange Fund otherwise diminishes for any reason below the level required for the Exchange Agent to make cash payments pursuant to Section 3.1, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses or other shortfall, which additional funds will be deemed to be part of the Exchange Fund. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any cash amounts in excess of the amounts payable under Section 3.1, shall be promptly returned to the Surviving Company.

(i)    Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this ARTICLE III shall thereafter look only to Parent or the Surviving Company (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Transaction Consideration and any dividends and distributions which such holder has the right to receive pursuant to this ARTICLE III without any interest thereon.

(j)    No Liability. None of Parent, the Company or Purchaser or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund or the Transaction Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Transaction Consideration or the cash to be paid in accordance with this ARTICLE III that remains undistributed to the holders of Certificates and Book-Entry Shares as of the second (2nd) anniversary of the Effective Time (or immediately prior to such earlier date on which the Transaction Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto.

(k)    Withholding Rights. Each of the Company, Parent, Purchaser, the Surviving Company, the Exchange Agent and any other applicable withholding agent, shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from, and with respect to, the Transaction Consideration and any other amounts otherwise payable pursuant to this Agreement and any other agreement or arrangements entered into in connection with the Offer or the Merger, such amounts as may be required to be deducted or withheld with respect to the foregoing under any applicable Tax Law. Any amounts so deducted or withheld shall be treated for all purposes of this Agreement (and any other agreement or arrangements entered into in connection with the Offer or the Merger) as having been paid to the person in respect of which such deduction or withholding was made. Any compensatory payments contemplated to be made hereunder shall be made through the payroll procedures of the applicable person.

(l)    Lost Certificates. Subject to Section 3.2(i), if any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in customary amount as Parent or the Exchange Agent may reasonably require as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 3.2(h), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Transaction Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

Section 3.3.    Company Options, Company RSUS and ESPP.

(a)    Treatment of Vested In-the-Money Company Options. Each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time and has a per-share exercise price in excess of the sum of the Cash Consideration plus the product of the

Stock Consideration multiplied by the closing price of the Parent Common Stock on Nasdaq on the last trading day immediately prior to the Effective Time, to the extent vested in accordance with its terms as of the Effective Time (each, a “Vested In-the-Money Company Option”) shall be cancelled as of the Effective Time and thereafter shall only entitle the holder of such Company Option to receive (without interest) an amount in cash and a number of shares of Parent Common Stock (the “Option Consideration”) equal to the product of the (i) Transaction Consideration (with the Stock Consideration value based on the closing price of the Parent Common Stock on Nasdaq on the last trading day immediately before the Effective Time), multiplied by (ii) that number of whole and partial (computed to the nearest four decimal places) shares of Company Common Stock equal to the excess of (A) the total number of shares of Company Common Stock then subject to such Vested In-the-Money Company Option over (B) the number of whole and partial (computed to the nearest four decimal places) shares of Company Common Stock that, when multiplied by the closing price of the Company Common Stock on Nasdaq on the last trading day immediately prior to the Effective Time, is equal to the aggregate exercise price of such Vested In-the-Money Company Option.

(b)    Treatment of Unvested and Out-of-the-Money Company Options. Each Company Option other than a Vested In-the-Money Company Option that is outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled as of immediately prior to the Effective Time and converted into, as of the Effective Time, and thereafter evidence an award of stock options exercisable for Parent Common Stock (after such conversion, “Rollover Options”) with respect to that number of shares of Parent Common Stock equal to (i) the number of whole shares of Company Common Stock underlying the Company Option from which it was converted immediately prior to the Effective Time, multiplied by (ii) a fraction (computed to the nearest four decimal places) the numerator of which is the fair market value of one share of Company Common Stock and the denominator of which is the fair market value of one share of Parent Common Stock (with the fair market value of Company Common Stock and Parent Common Stock determined based on their respective closing prices on Nasdaq on the last trading day immediately prior to the Effective Time). Each Rollover Option shall have an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (1)(A) the per share exercise price for the corresponding Company Option, divided by (B) the fair market value of one share of Company Common Stock, which quotient shall be multiplied by (2) the fair market value of one share of Parent Common Stock (with the fair market value of Company Common Stock and Parent Common Stock determined based on their respective closing prices on Nasdaq on the last trading day immediately prior to the Effective Time), and shall be subject to the same vesting terms and conditions as had been applied to the corresponding Company Option immediately prior to the Effective Time. The foregoing will be subject to such modifications, if any, as are required to cause the conversion contemplated by this Section 3.3(b) to be made in a manner consistent with exemption from Section 409A of the Code and, to the extent applicable, Section 424 of the Code, or as are otherwise reasonably determined by Parent to be necessary or desirable.

(c)    Treatment of Vested Company RSUs and MSUs. Each Company RSU and Company MSU that is outstanding as of the Effective Time, to the extent vested in accordance with its terms as of the Effective Time (each, a “Vested Company RSU”) shall, by virtue of the occurrence of the Effective Time and without any action on the part of any holder thereof, be settled in that number of shares of Company Common Stock underlying the Vested

Company RSU as of the Effective Time and thereafter shall entitle the holder of such Vested Company RSU to receive (without interest) an amount in cash and a number of shares of Parent Common Stock equal to the Transaction Consideration (with the Stock Consideration valued based on the closing price of the Parent Common Stock on Nasdaq on the last trading day immediately before the Effective Time), in respect of each share of Company Common Stock that was subject to such holder’s Vested Company RSUs (the “RSU Consideration”).

(d)    Treatment of Unvested Company RSUs. Each Company RSU and Company MSU that is outstanding as of the Effective Time and is not a Vested Company RSU (each, an “Unvested Company RSU”), shall be cancelled as of immediately prior to the Effective Time and converted into, as of the Effective Time, and thereafter evidence (i) a restricted stock unit award with respect to the number of shares of Parent Common Stock that is equal to the product of (A) the number of shares of Company Common Stock subject to such Unvested Company RSU as of the Effective Time (for the avoidance of doubt, for Company MSUs, only that number of shares that become eligible to vest or be accelerated after the Effective Time under the applicable award agreement or the Company’s Executive Severance Benefit Plan based on actual or deemed performance, as applicable), multiplied by (B) a fraction the numerator of which is the fair market value of one share of Company Common Stock and the denominator of which is the fair market value of one share of Parent Common Stock (with the fair market value of Company Common Stock and Parent Common Stock determined based on their respective closing prices on Nasdaq on the last trading day immediately prior to the Effective Time) (after such conversion, “Rollover RSUs”). Each Rollover RSU shall be subject to the same vesting terms and conditions as had been applied to the corresponding Company RSU or Company MSU immediately prior to the Effective Time, except for such terms rendered inoperative by reason of the Transactions (including, to the extent such Company MSU vests in accordance with its terms as of immediately prior to the Effective Time or is deemed to vest under the Company’s Executive Severance Benefit Plan, as applicable, the elimination of all Company Common Stock price vesting criteria that applied to the Company MSUs prior to the Effective Time) subject to such adjustments as are reasonably determined by Parent to be necessary or desirable to give effect to such conversion and the Transactions. For the avoidance of doubt, each Company MSU (or portion thereof) shall terminate without consideration immediately prior to the Effective Time to the extent that the applicable performance criteria have not been satisfied (or deemed satisfied under the Company’s Executive Severance Benefit Plan) as of the Effective Time.

(e)    Settlement. All Option Consideration and RSU Consideration shall be issued or paid as soon as reasonably practicable, and no later than seven (7) Business Days, after the Closing Date, subject to compliance with Section 409A of the Code to the extent applicable. All Option Consideration and RSU Consideration shall be paid in cash and Parent Common Stock in the same proportion as is payable to shareholders generally in connection with the Transactions (subject to compliance with Section 409A of the Code); provided, that Parent may, in its sole discretion, pay the Option Consideration and/or RSU Consideration wholly in cash or in cash in excess of the amount determined in accordance with this Section 3.3(e). All Option Consideration and RSU Consideration shall be payable less Tax withholdings to be applied against the cash portion of the Option Consideration and/or RSU Consideration, as applicable. Parent shall register the shares of Parent Common Stock issuable pursuant to Parent Options and Rollover RSUs as promptly as practicable, and no later than ten (10) Business Days, after the Closing Date. Parent shall maintain the effectiveness of such registration statement for so long as any such Parent Options or Rollover RSUs remain outstanding and shall reserve a sufficient number of shares of Parent Common Stock for issuance upon exercise or settlement thereof. In lieu of any fractional share of Parent Common Stock that otherwise would be issuable pursuant to Section 3.3(a) or Section 3.3(c), each individual will be paid an amount in cash (without interest) equal to such fractional part of a share of Parent Common Stock, determined based on the closing price of a share of Parent Common Stock on Nasdaq on the last trading day immediately prior to the Effective Time, rounded to the nearest one-hundredth of a cent. As of the Effective Time, each Company Option, Company RSU and Company MSU shall cease to exist and shall no longer be outstanding, and each holder of a Company Option, Company RSU or Company MSU shall cease to have any rights with respect thereto, other than the entitlements provided for in the applicable provisions of Section 3.3(a) through Section 3.3(e).

(f)    Treatment of the ESPP. Prior to the earlier of (i) the Effective Time and (ii) the commencement of the next regularly scheduled offering period under the ESPP, the Company shall take all actions necessary or required under the ESPP and applicable Law to (A) ensure that, except for the six (6)-month offering period under the ESPP that commenced on August 1, 2016, no offering period or purchase period shall be authorized or commenced on or after the date of this Agreement, (B) ensure that no new participant may begin to participate in the ESPP, (C) provide that the applicable purchase price for shares of Company Common Stock (as a percentage of the fair market value of Company Common Stock) shall not be decreased below the levels set forth in the ESPP as of the date hereof, (D) if the Closing shall occur prior to the end of the offering period in existence under the ESPP on the date of this Agreement, cause the rights of participants in the ESPP with respect to any such offering period (and purchase period thereunder) then underway under the ESPP to be determined by treating the last Business Day prior to the Effective Time as the last day of such offering period and purchase period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period and purchase period but otherwise treating such shortened offering period and purchase period as a fully effective and completed offering period and purchase period for all purposes under the ESPP, with any shares of Company Common Stock purchased under the ESPP cancelled at the Effective Time and converted into the right to receive the Transaction Consideration pursuant to Section 3.1 and (E) cause the funds, if any, that remain in any participants’ account after any such purchase to be promptly returned to the participant. The Company shall terminate the ESPP and all rights thereunder in their entirety effective as of the Effective Time, contingent upon the occurrence of the Effective Time. Prior to the Effective Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board of Directors or an applicable committee thereof and providing notice as required by the ESPP) that are necessary to give effect to the transactions contemplated by this Section 3.3(d).

(g)    Termination of Company Stock Plans. Prior to the Acceptance Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board of Directors or an appropriate committee thereof and providing notice as required by the Company Stock Plans that may be necessary or desirable to effectuate the provisions of this Section 3.3 and terminate all rights under any Company Equity Plan or under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company, including all Company Options and Company RSUs and Company MSUs and to terminate the Company

Equity Plans, in each case, effective as of the Effective Time. The Company shall provide Parent with a reasonable opportunity to review and comment upon any resolutions, notices or other documents necessary to effectuate the provisions of this Section 3.3 and shall consider any comments in good faith.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (i) in the publicly available Company SEC Documents filed with or furnished to the SEC (including the exhibits and schedules thereto, and any document incorporated by reference therein) prior to the date hereof (without giving effect to any amendment thereof filed with or furnished to the SEC on or after the Agreement Date and excluding any disclosures set forth in any such Company SEC Document that is in any risk factor section, or in any other section to the extent they are forward-looking statements or are similarly predictive, cautionary or forward-looking in nature) and to the extent publicly available on the SEC’s Electronic Data Gathering Analysis Retrieval System (“EDGAR”), or (ii) in the corresponding sections or subsections of the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (provided that disclosure in any section of such Company Disclosure Schedule shall apply only to the corresponding section of this Agreement except to the extent that it is reasonably apparent that such disclosure applies to another representation or warranty), the Company represents and warrants to Parent and Purchaser as follows:

Section 4.1.    Organization.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so qualified or licensed or to have such power, authority or approvals or be in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Charter and Bylaws (collectively, the “Company Organizational Documents”), and the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents (the “Organizational Documents”) for each Subsidiary of the Company, in each case, as amended through the date hereof. The Company Organizational Documents are in full force and effect and the Company is not in violation of its provisions.

(c)    The Company has made available to Parent redacted copies of the corporate minutes of the Board of Directors of the Company since September 30, 2013.

(d)    Section 4.1(d) of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company and its jurisdiction or organization. Neither the Company nor any of its Subsidiaries owns any capital stock of, or any equity interest of, or any equity interest of any nature in, any other entity.

Section 4.2.    Capital Stock and Indebtedness.

(a)    The authorized capital stock of the Company consists of 375,000,000 shares of Company Common Stock, and 2,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of November 18, 2016, (i) 87,641,177 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued or outstanding, (iii) 1,704,902 shares of Company Common Stock were available for future issuance under the Company Stock Plans, (iv) 686,350 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Options, (v) 3,387,304 shares of Company Common Stock were reserved for issuance in settlement of outstanding Company RSUs, (vi) 363,987 shares of Company Common Stock were reserved for issuance in settlement of outstanding Company MSUs (assuming achievement of all applicable performance criteria at target levels, which number would be 598,226 shares of Company Common Stock assuming achievement at maximum levels), (vii) 3,865,279 shares of Company Common Stock were available for future issuance under the ESPP, including 384,071 shares of Company Common stock which are estimated to be subject to outstanding purchase rights under the ESPP (based on the fair market value of a share of Company Common Stock on such date), and (viii) no other shares of Company Common Stock or other voting securities of the Company were issued, available or reserved for issuance or outstanding. All outstanding shares of Company Common Stock are, and shares of Company Common Stock available or reserved for issuance under the Company Stock Plans for the ESPP, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 4.2(a) and Section 4.2(b), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Significant Subsidiaries is a party (A) obligating the Company or any of its Significant Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity or equity-based interests of the Company or any Significant Subsidiary of the Company or securities convertible into, exchangeable for or otherwise based on such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement or (3) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Significant Subsidiaries. No Subsidiary of the Company owns any shares of capital stock of the Company. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries. Since November 18, 2016 through the date hereof, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise or settlement of Company Options or Company RSUs in accordance with their respective terms).

(b)    All outstanding options to purchase shares of Company Common Stock and restricted stock units with respect to shares of Company Common Stock were granted under the Company Stock Plans. Section 4.2(b) of the Company Disclosure Schedule sets forth, as of the date hereof: (i) the name or identification number of each holder of the Company Option or Company RSU, (ii) the number of shares subject to such Company Option, Company RSU or Company MSU (assuming achievement at target and maximum performance), (iii) a description of any performance criteria associated with such Company MSU, (iv) the grant date of such Company Option, Company RSU or Company MSU, (v) the Company Stock Plan under which such Company Option, Company RSU or Company MSU was granted, (vi) the vesting schedule of such Company Option, Company RSU or Company MSU that is not based on performance-based vesting, (viii) the vesting acceleration rights (if any) applicable to such Company Option, Company RSU or Company MSU and (ix) the exercise price for such Company Option. Each Company Option was granted in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws, including the rules of Nasdaq and with a per share exercise price at least equal to the per share fair market value, as determined under Section 409A of the Code of, if applicable, Section 422 of the Code, of one share of Company Common Stock on the date of grant.

(c)    The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, free and clear of any preemptive rights and any Liens other than Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(d)    Section 4.2(d) of the Company Disclosure Schedule sets forth a correct and complete list of each cash-denominated performance-based award outstanding on the date hereof (“Cash Awards”), the name of each holder thereof, the vesting dates, and the amount payable in respect of each such Cash Award (assuming achievement at target and maximum performance, if applicable).

Section 4.3.    Corporate Authority Relative to this Agreement; No Violation.

(a)    The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Mergers. The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and, other than as set forth in Section 4.3(c), no other corporate proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the consummation of the Transactions. Neither the Company’s Organizational Documents, the DGCL, nor any Contract by which the Company is bound will require the Company to obtain a vote of the Company’s stockholders, to authorize or adopt this Agreement or to consummate the Transactions, if the First Merger is consummated in accordance with Section 251(h) of the DGCL as contemplated hereby.

(b)    This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent, Purchaser and Merger Sub Two, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditor’s rights generally and the availability of equitable relief (the “Enforceability Exceptions”).

(c)    Other than in connection with or in compliance with (i) the filing of the Certificates of Merger with the Delaware Secretary, (ii) the filing of the Offer Documents, the Schedule 14D-9 and the Registration Statement (including the Offer Prospectus), with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Registration Statement, (iii) the Exchange Act, (iv) the Securities Act, (v) applicable foreign securities, state securities, takeover and “blue sky” laws, (vi) the rules and regulations of Nasdaq, and (vii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and any other requisite clearances or approvals under any other applicable Antitrust Laws (clauses (i) through (vii) collectively, the “Company Approvals”), and (viii) such other approvals set forth in Section 4.3(c) of the Company Disclosure Schedule, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the Transactions other than such authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices and filings the failure of which to be obtained would not reasonably be expected, individually or in the aggregate, to prevent the consummation of any of the Transactions within the time frame in which the Transactions would otherwise be consummated in the absence of the need for such consent, order, license, permit or approval of, or registration, declaration, notice or filing or would not reasonably be expected to be material to the operation of the business of the Company after the Closing.

(d)    The execution and delivery by the Company of this Agreement does not, and (assuming the Company Approvals are obtained) the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any material loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a

“Lien”) other than Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries except for such violations, defaults, terminations, cancellations, modifications, accelerations, or Liens as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, (ii) result in any material violation of any provision of the Company Organizational Documents or the Organizational Documents of the Company’s Subsidiaries or (iii) violate any applicable Laws to which the Company or any of its Subsidiaries is subject, in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries.

(e)    The Company has not opted out of Section 251(h) of the DGCL in the Charter.

Section 4.4.    SEC Filings, Reports and Financial Statements.

(a)    The Company and each of its Subsidiaries has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since September 30, 2013 (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the “Company SEC Documents”) and has timely paid all fees due in connection therewith. As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the applicable rules and regulations promulgated thereunder, as the case may be, as of the time of filing with the SEC and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the extent not available on EDGAR, the Company has made available to Parent complete and correct copies of the Company SEC Documents. Since September 30, 2013, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or on-going investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company or its Subsidiaries.

(b)    Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and (B) each of the Company’s consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) (such consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows, together with the consolidated balance sheets referred to in clause (A) (and the related notes and schedules), the “Company Financial Statements”) (i)

presents fairly, in all material respects, the results of operations and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end audit adjustments), (ii) were prepared, in the case of each of clause (A) and clause (B) of this Section 4.4(b), in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of notes and footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act. KPMG LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c)    Neither the Company nor any of its Subsidiaries is a party to any material joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any material “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(d)    The Company is in compliance in all material respects with the applicable current listing and corporate governance requirements of Nasdaq.

(e)    Except as permitted by the Exchange Act, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates acting on behalf of the Company or any of its Subsidiaries has made, arranged, modified (in any material respect) or forgiven personal loans to any executive officer or director of the Company or any of its Subsidiaries.

(f)    Since September 30, 2013, the Company has not received any complaint, allegation, assertion or claim, in writing or to the Company’s knowledge, orally, regarding questionable accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company material to the Company and its Subsidiaries, taken as a whole, and (ii) no attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported evidence of a violation of securities Laws or breach of fiduciary duty by the Company, any Subsidiary of the Company or any of their respective officers, directors, employees or agents to the Company Board of Directors or any committee thereof, or to the General Counsel or Chief Executive Officer of the Company.

Section 4.5.    Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or 15d-5 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and to the extent material to the Company and its Subsidiaries, taken as a whole, each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

Section 4.6.    No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) required by GAAP to be set forth on a consolidated balance sheet of the Company, except for (a) Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in the Company SEC Documents (including any notes thereto), (b) Liabilities incurred in connection with this Agreement and the Transactions, (c) Liabilities incurred in the ordinary course of business since March 31, 2016 or (d) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7.    Compliance with Law; Permits.

(a)    The Company and its Subsidiaries are, and since September 30, 2013 have been, in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees or agency requirements, or any similar provision having the force or effect of law, of Governmental Entities including Company Regulatory Agencies (collectively, “Laws” and each, a “Law”) except as would not be, individually or in the aggregate, material to the Company. Since September 30, 2013, neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, other communication from any Governmental Entity, regarding any actual or possible failure to comply with any applicable Law in a material respect.

(b)    The Company and its Subsidiaries hold all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, including Company Regulatory Agencies, necessary for the lawful operation of the businesses of the Company and its Subsidiaries (the “Company Permits”), except as would not be, individually or in the aggregate, material to the Company. Except as would not, individually or in the aggregate, be material to the Company, (i) all Company Permits are valid and in full force and effect, and are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of the Company, no suspension or cancellation of any such Company Permit is threatened by a Governmental Entity in writing and (ii) the Company and each of its Subsidiaries is in compliance with the terms and requirements of all Company Permits.

(c)    None of the Company or its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries, have taken any action that would result in a violation of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act of 2010 (as amended), or any other applicable Law related to anti-corruption or anti-bribery (government or commercial) (collectively, “Anti-Corruption Laws”).

(d)    To the knowledge of the Company, none of the Company or its Subsidiaries, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries, have directly or indirectly engaged in any business with, or used, directly or indirectly, any corporate funds to contribute to or finance the activities of, any Prohibited Party or in any Prohibited Country.

(e)    None of the Company or its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries, have been the subject of any investigations, reviews, audits, or inquiries by a Governmental Entity related to Anti-Corruption Laws or transactions involving (directly or indirectly) Prohibited Persons or Prohibited Countries; and to the knowledge of the Company, no investigation, review, audit, or inquiry by any Governmental Entity related to Anti-Corruption Laws or transactions involving (directly or indirectly) Prohibited Persons or Prohibited Countries is pending or threatened.

(f)    The Company has instituted and maintained policies and procedures designed to prevent persons from violating Anti-Corruption Laws and engaging in transactions involving (directly or indirectly) Prohibited Persons or Prohibited Countries (but, in each case, only to the extent such applicable Law is applicable to the Company or such persons).

Section 4.8.    Environmental Laws and Regulations. Subject to the exceptions listed in Section 4.8 of the Company Disclosure Schedule:

(i)    there are no investigations for which Seller has received notice, actions, suits, claims, or proceedings (whether administrative or judicial) pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging non-compliance with or other Liability under any Environmental Law;

(ii)    the Company, its Subsidiaries, and, to the extent applicable, their respective predecessors in interest for which the Company and its Subsidiaries have legal responsibility, are and have been in material compliance with all Environmental Laws (which compliance includes compliance with and possession by the Company and each of its Subsidiaries of all Company Permits required under applicable Environmental Laws to conduct their respective business and operations as presently conducted, and compliance with the terms and conditions thereof) since September 30, 2013;

(iii)    none of the Company and its Subsidiaries has received any claim, written notice (including, but not limited to, PRP notices), written complaint or written request for information from a Governmental Entity or any other person relating to actual or alleged noncompliance with or Liability under applicable Environmental Laws for which the Company could reasonably expect to have material liability;

(iv)    neither the Company nor any of its Subsidiaries has any on-going obligations under any consent decree, Order, or other agreement relating to actual, alleged, or threatened violations of Environmental Laws (including, without limitation, Releases of Hazardous Materials). Neither the Company nor any of its Subsidiaries has entered into any agreements whereby the Company or a Subsidiary agrees to indemnify an unrelated third party for costs associated with Releases of Hazardous Materials.

(v)    there have been no Releases of Hazardous Substances at or from any Company Leased Real Property for which the Company could reasonably be expected to have material liability. To the knowledge of the Company, there have been no Releases of Hazardous Substances at or from any (a) property formerly leased, owned or operated by the Company, any of its Subsidiaries, or their respective predecessors in interest or (b) property that the Company, a Company Subsidiary, or one of their predecessors in interest shipped Hazardous Substances; and

(vi)    the Company has made available to the Parent true and complete copies of all environmental investigations, studies, audits, tests, reviews, or other analyses performed by or on behalf of the Company, or that are available to the Company.

Section 4.9.    Employee Benefit Plans. Section 4.9(a) of the Company Disclosure Schedule sets forth a correct and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company, as applicable: (i) the Company Benefit Plan document and summary plan description, including all amendments and attachments thereto (or a description of material terms, in the case of an unwritten Company Benefit Plan); (ii) all related trust agreements, insurance contracts and other funding arrangements; (iii) the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”); (iv) the most recent annual reports (Form 5500) filed with the IRS; and (v) all material correspondence (including any applications or submissions under any voluntary correction program) with any Governmental Entity during the three (3) years prior to the date of this Agreement.

(b)    Each Company Benefit Plan has been established, maintained, administered and funded in all material respects in accordance with its terms and compliance with applicable Laws, including ERISA and the Code.

(c)    Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is covered by a favorable determination or opinion letter from the IRS upon which it can rely, and, to the knowledge of the Company, no event has occurred since the date of such determination or opinion that would reasonably be expected to adversely affect such determination or opinion or cause the imposition of any liability or Tax under applicable Laws.

(d)    No Company Benefit Plan is, and none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates maintains or during the six (6) years prior to the date of this Agreement, has ever had any obligation to contribute to, or has ever had any Liability under or with respect to, a (i) multiemployer plan (within the meaning of Section 3(37) of ERISA), (ii) multiple employer plan (within the meaning of Section 413(c) of the Code), (iii) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA), or (iv) plan that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

(e)    Other than routine claims for benefits, there are no pending or, to the knowledge of the Company, threatened lawsuits, claims, actions, audits, investigations, voluntary compliance requests or other proceedings with respect to any Company Benefit Plan that could reasonably be expected to result in any material fine, penalty, Taxes or Liability.

(f)    Except as set forth in Section 4.9(f) of the Company Disclosure Schedule, no Company Benefit Plan provides, and none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates have any obligation to provide, post-retirement or post-termination of employment health or welfare benefits to any current or former employee, director or independent contractor, or their respective beneficiaries or dependents, except as required by Section 4980B of the Code or similar non-U.S. Laws.

(g)    Except as set forth on Section 4.9(g) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, (i) entitle any current or former employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or otherwise increase the amount of any compensation due to any such employee, director or independent contractor, (iii) require any amount to be funded under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to amend, merge, or terminate any Company Benefit Plan, or (iv) result in any payment that would, individually or in combination with any other payment, constitute an “excess parachute payment” under Section 280G of the Code. No current or former employee, director, or independent contractor of the Company or any of its Subsidiaries is entitled to a gross-up or reimbursement for any Taxes imposed under Section 4999 or Section 409A of the Code or otherwise.

(h)    Each Company Benefit Plan, if any, that is maintained primarily for the benefit of employees outside of the United States (i) has been maintained in material compliance with its terms and applicable Laws, (ii) if intended to qualify for special tax treatment, has met (and continues to meet) all requirements for such treatment, (iii) if required to be funded is funded to the extent required by applicable Laws, and (iv) if not required to be funded, has established any required reserves on the accounting statements of the Company or the applicable affiliate of the Company.

Section 4.10.    Absence of Certain Changes or Events. Except as otherwise contemplated or permitted by, or as a consequence of, this Agreement, since March 31, 2016 through the date of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practices and neither the Company nor any of its Subsidiaries has taken (or failed to take) any action that would have been prohibited (or required) by Section 6.1(a), other than subsections (iv), (xii), (xiv) (but in the case of such subsection (xiv) replacing “in excess of $500,000” with “in excess of $1,000,000”), and (xv)(A)-(D), in each case disregarding any awards under any Company Stock Plan and as if this Agreement had been in effect during such period.

(b)    Since March 31, 2016, there has not been any change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11.    Investigations; Litigation. (a) There is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no actions, suits, formal inquiries, investigations or proceedings or claims relating to potential breaches, misappropriations, or other violations of Law or Intellectual Property Rights, in each case pending, alleged or (or, to the knowledge of the Company, threatened) against the Company or any of its Subsidiaries and (c) there are no Orders of any Governmental Entity specifically imposed upon the Company or any of its Subsidiaries or their respective properties, assets or business. Section 4.11 of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all material actions, suits, inquiries, investigations, proceedings or claims other than worker’s compensation or personal injury claims, in each case pending (or, to the knowledge of the Company, threatened) against the Company or any of its Subsidiaries.

Section 4.12.    [Reserved].

Section 4.13.    Tax Matters.

(a)    Each of the Company and its Subsidiaries has prepared and timely filed (taking into account any valid extension of time within which to file) all income Tax Returns and all other material Tax Returns required to be filed by it and all such Tax Returns are true, complete and accurate. No extension of time within which to file any income Tax Return and material other Tax Return that has not been filed has been requested or granted.

(b)    Each of the Company and its Subsidiaries has timely paid material amounts of all Taxes due, payable and owing by it (whether or not shown on any Tax Return), except for such Taxes for which adequate reserves have been established, in accordance with GAAP, on the Company Financial Statements.

(c)    Each of the Company and its Subsidiaries has complied in all material aspects with all applicable Law relating to the payment, collection, withholding and remittance of material amounts of all Taxes (including information reporting requirements), including with respect to payments made to or received from any employee, creditor, stockholder, customer or other third party.

(d)    Set forth on Section 4.13(d) of the Company Disclosure Schedule are the Tax Returns of the Company and its Subsidiaries that have been examined since the Tax year ending 2009, and neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to material amounts of Taxes or agreed to any extensions of time with respect to a Tax assessment or deficiency.

(e)    All assessments for material amounts of Taxes due from the Company or any of its Subsidiaries with respect to completed and settled audits, suits, examinations, investigations, and other proceedings have been timely paid in full.

(f)    No deficiencies or proposed assessments for material amounts of all Taxes have been claimed, proposed or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries except for deficiencies which have been fully satisfied by payment, settled or withdrawn.

(g)    There are no audits, suits, examinations, investigations or other proceedings pending or threatened in writing in respect of material amounts of any Taxes or material Tax matters of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received a written ruling from any Taxing Authority. Neither the Company nor any of its Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code (or any analogous or similar provision of state, local or foreign Law), which closing agreement could affect their respective Taxes for any period after the Closing.

(h)    There are no Liens for material amounts of any Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable.

(i)    Neither the Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary, group relief or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company), (ii) is a party to any agreement or arrangement relating to the sharing, indemnification or allocation of any Tax or Tax asset (other than (X) an agreement or arrangement solely between or among the Company and/or its Subsidiaries and (Y) any Tax sharing, indemnification or allocation provisions in agreements entered into in the ordinary course of business and not primarily relating to Taxes) or (iii) has any Liability for Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Law), as transferee, successor, or otherwise.

(j)    The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Financial Statements filed with the SEC prior to the date hereof are adequate, in accordance with GAAP, to cover all material amounts of Taxes payable by the Company and its Subsidiaries for all periods through the date of such Company Financial Statements and such charges, accruals and reserves, as adjusted for the passage of time and ordinary course business operations through the Closing Date are adequate to cover all material amounts of Taxes payable by the Company and its Subsidiaries for all periods through the Closing Date.

(k)    Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments under Section 481 of the Code (or any analogous or similar provision of state, local or foreign Law) in any Tax period (or portion thereof) that ends prior to the Closing by reason of a change in accounting method or otherwise made in any Tax period (or portion thereof) that ends prior to the Closing for which the applicable statutes of limitations has not yet expired.

(l)    None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law) (i) occurring during the two (2)-year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(m)    None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision of state, local or foreign Law).

(n)    None of the Company or any of its Subsidiaries has had an ownership change as described in Section 382(g) of the Code.

(o)    No claim has been asserted by any Taxing Authority that the Company or any of its Subsidiaries is liable for any Taxes based on Section 482 of the Code (or any analogous or similar provision of state, local or foreign Law).

(p)    None of the Company or any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Offer and the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.14.    Employment and Labor Matters.

(a)    Except as disclosed on Section 4.14 of the Company Disclosure Schedule, (i) there are no material labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and there have been no such troubles since September 30, 2013, (ii) no employee of the Company or any of its Subsidiaries is represented by a labor union, employee organization or other employee representative body, (iii) neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to, or in default under any collective bargaining agreement or other Contract with a labor union or other employee representative body (any of the foregoing, a “Collective Bargaining Agreement”), and no such Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries, (iv) no petition has been filed or proceedings instituted by or on behalf of an employee or group of employees of the Company or any of its Subsidiaries with any labor relations board or other Governmental Entity seeking recognition of a bargaining representative, (v) to the knowledge of the Company, there is no effort currently being made or threatened by, or on behalf of, any labor union or other employee representative body to organize any employees of the Company or any of its Subsidiaries, and there have been no such efforts since September 30, 2013 and (vi) no notice, consent or consultation obligations with respect to any employees of the Company or any of its Subsidiaries, or any labor union or other employee representative body, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the Transactions.

(b)    To the knowledge of the Company, as of the date hereof, no current executive, Key Employee or group of employees has given written notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any of its Subsidiaries within the twelve (12) month period following the date hereof. No executive of the Company or any of its Subsidiaries or Key Employee is employed under a non-immigrant work visa or other work authorization that is limited in duration.

(c)    The Company and its Subsidiaries are, and since September 30, 2013, have been, in material compliance with all applicable Laws relating to employment and employment practices and terms and conditions of employment, including but not limited to wages and hours and the classification of employees and independent contractors. Neither the Company nor any of its Subsidiaries has incurred, and no circumstances exist under which the Company or any of its Subsidiaries would reasonably be expected to incur, any Liability arising from the misclassification of employees as consultants or independent contractors and/or from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or applicable state or foreign Laws.

(d)    Since September 30, 2013, (i) there has been no action pending (or, to the Company’s knowledge, threatened) by or before any Governmental Entity with respect to the Company or any of its Subsidiaries concerning employment-related matters and (ii) no current or former applicant, employee, director or independent contractor of the Company or any of its Subsidiaries has brought any action (or, to the Company’s knowledge, has threatened to bring any action) against or affecting the Company or any of its Subsidiaries, in each case, that would reasonably be expected to result in material Liability to the Company.

Section 4.15.    Intellectual Property.

(a)    With respect to the Intellectual Property Rights owned by or exclusively licensed to, or purported to be owned by or exclusively licensed to, the Company and each Subsidiary of the Company, Section 4.15(a) of the Company Disclosure Schedule sets forth, in each case as of the date hereof, an accurate and complete list of all U.S. and foreign: (i) Patents including the patent number or application serial number for each jurisdiction in which the Patent has been filed, the date filed or issued; (ii) applications and registrations for Trademarks, including the application serial number or registration number, for each country, province and state; (iii) Domain Names; and (iv) Copyrights applications and registrations, including the number and date of registration for each country, province and state, in which a Copyright has been registered (clauses (i) through (iv), collectively the “Company Registered Intellectual Property”). For purposes of this Agreement, all items listed in Section 4.15(a) of the Company Disclosure Schedule shall be called “Scheduled Intellectual Property Rights.” Except as disclosed in Section 4.15(a) of the Company Disclosure Schedule, the Company has not granted any exclusive licenses of Scheduled Intellectual Property Rights to third parties. The Company does not have actual knowledge or belief that any item of Scheduled Intellectual Property Rights is invalid or unenforceable. The completion of the Transactions contemplated by this agreement will not result in the loss of or limitation of any Scheduled Intellectual Property Rights at the time of Closing.

(b)    Section 4.15(b) of the Company Disclosure Schedule identifies under separate headings all material written licenses or similar agreements to which the Company is a party, either as licensee or licensor, (i) under which the Company uses or licenses any Company Technology or any Intellectual Property Rights currently used in the Company’s products that any person besides the Company owns other than licenses to commercial off-the-shelf software (the “Inbound IP Contracts”), (ii) under which the Company has granted any Person any right or interest in any Company Intellectual Property Rights or Company Technology currently used in the Company’s products (the “Outbound IP Contracts”), other than licenses to end users, channel or OEM or development partners with respect to the Company’s products in the ordinary course, or (iii) or agreements limiting the Company’s use of or rights in any Company Technology or Company Intellectual Property Rights, in each case currently used in the Company’s products, (including settlement agreements and covenants not to sue) (such obligations, together with the Inbound IP Contracts and Outbound IP Contracts, the “IP Contracts”). Except as is otherwise disclosed in Section 4.15(b) of the Company Disclosure Schedule, the Company does not owe any material payment to any person for the use of any Company Intellectual Property Rights or Company Technology. The Company has delivered to Parent accurate and complete copies of each of the IP Contracts, as amended or otherwise modified and in effect. Except as provided in Section 4.15(b) of the Company Disclosure Schedule, to the knowledge of the Company, each material Inbound IP Contract is in effect, and the Company has not taken or failed to take any action and, to the knowledge of the Company, no other event has occurred that would subject any such license agreement to termination. Except as provided in Section 4.15(b) of the Company Disclosure Schedule, the Company is not presently in default and has received no notice of default under any IP Contract.

(c)    There are: (i) no written claims, actions or material proceedings, pending against the Company or any Subsidiary of the Company, or are threatened in writing within the last three (3) years prior to the Effective Date, that challenge the Company’s or any of its Subsidiaries’ ownership of or right to practice any Intellectual Property Rights; (ii) no material interference, opposition, post-grant review, reissue, reexamination, or other similar proceeding is or has been pending or threatened in writing within the last three (3) years prior to the Effective Date, in which the scope, validity, enforceability, or ownership of any application for a Patent or Patent included in the Scheduled Intellectual Property Rights is being or has been contested or challenged; (iii) to the knowledge of the Company, neither the Company’s nor any of its Subsidiaries’ development, testing, use, importation, offering for sale, sale, or manufacture of any Company products, presently or with respect to products sold within the last three (3) years prior to the Effective Date, misappropriates, infringes (whether directly or indirectly) or otherwise violates any valid and enforceable Intellectual Property Rights of any other person anywhere in the world; (iv) the Company has not received any written notice alleging the invalidity or unenforceability of the Scheduled Intellectual Property Rights or any infringement or misappropriation of any other person’s Intellectual Property Rights; (v) none of the Intellectual Property Rights owned or purported to be owned by the Company are subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity naming such Intellectual Property Right or the Company affecting adversely the rights of the Company or any Subsidiary of the Company with respect thereto (excluding communications and decisions made in the ordinary course of patent prosecution); and (vi) to the Company’s knowledge within the last three (3) years prior to the Effective Date, no person has materially infringed upon or misappropriated any of the Intellectual Property Rights owned, or purported to be owned, by the Company, or has claimed any ownership interest in any Intellectual Property Rights that are owned by, or purported to be owned by, the Company, or is currently doing so.

(d)    (i) To the Company’s knowledge, within the last three (3) years prior to the Effective Date, there has been no material misappropriation of any material Trade Secret owned by the Company by any person; (ii) to the Company’s knowledge, within the last three (3) years prior to the Effective Date, no employee, independent contractor or agent of the Company or any Subsidiary of the Company has materially misappropriated any material Trade Secret of any other person in the course of performance as an employee, independent contractor or agent creating or contributing to the Company products or Company Technology that are owned, or purported to be owned, by the Company; (iii) all employees and officers who are or were involved in the development of any Company products, or in the creation of Company Technology or Intellectual Property Rights have signed a written agreement, in a form substantially similar to, or with provisions with substantially similar legal effect as the provisions of, the applicable forms made available to Parent with respect to proprietary information, confidentiality, and assignment and licensing of Intellectual Property Rights; and (iv) to the knowledge of the Company, no employee, independent contractor or agent of the Company or any Subsidiary of the Company is in material default or material breach of any term of any nondisclosure agreement, assignment of invention agreement or employment agreement or similar agreement or Contract relating in any way to the protection, ownership, development, use or transfer of the Intellectual Property Rights owned, or purported to be owned, by the Company or Company Technology. The Company and its Subsidiaries have implemented commercially reasonable measures (A) to protect and maintain the Intellectual Property Rights owned, or purported to be owned, by the Company and Company Technology, and (B) to protect and maintain the confidentiality, integrity and security of the Company’s and its Subsidiaries’ material Trade Secrets, know-how and third party confidential information provided to the Company or any of its Subsidiaries. There are no claims pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiaries alleging a violation of any third person’s privacy or personal information or data rights.

(e)    Except as set forth on Section 4.15(e) of the Company Disclosure Schedule, the computer software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, information, record keeping, communications, telecommunications, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of Technology, automated, computerized and/or software systems that are used or relied on by the Company (collectively, “Company Information Systems”) are adequate for the operation of the business of the Company as currently conducted, are sufficient for the current needs of such business as currently conducted and, the Company has purchased a sufficient number of license seats for the current use of all software currently used by the Company. With respect to the Company Information Systems, except as set forth on Section 4.15(e) of the Company Disclosure Schedule within the last three (3) years prior to the Effective Date (i) there has not been any material malfunction that has not been remedied or replaced, or any material unplanned downtime or service interruption; (ii) the Company has implemented or has procedures to implement (or in the exercise of reasonable business judgment has determined that implementation is not yet in the best interest of the Company) in a timely manner all material security patches or security upgrades that are generally available for the Company Information Systems; (iii) the Company has taken reasonable steps and implemented reasonable procedures to maintain such Company Information Systems used in connection with the operation of the business and reasonably free from contaminants, including the use of commercially available antivirus software with the intention of protecting the Company’s products from becoming infected by viruses and other harmful code; (iv) the Company has taken reasonable steps to provide for the backup and recovery of data and information and commercially reasonable disaster recovery plans, procedures and facilities; and (v) to the knowledge of the Company, no person providing services to the Company has failed to meet any material service or support obligations.

(f)    Section 4.15(f) of the Company Disclosure Schedule lists all sites in which Company allows password-supplied access to approved customers and/or developers for open source computer code contained in or used in the development of Company Technology or any product or service of the Company. Except as disclosed on Section 4.15(f) of the Company Disclosure Schedule, (A) none of the Company Technology or any product or service of the Company constitutes or contains, any open source computer code of material significance to the Company’s business, and (B) none of the Company Technology or any product or service of the Company is subject to any IP Contract or other contractual obligation, that would require an the Company to divulge to any person any source code or trade secret of material significance to the Company’s business that is part of the Company Technology..

(g)    Except as disclosed on Section 4.15(g) of the Company Disclosure Schedule, none of the Scheduled Intellectual Property Rights or Company Technology is encumbered by any liens or licenses or other obligations arising from either the Company’s participation in standards bodies and similar organizations, or the contribution of such Scheduled Intellectual Property Rights or Company Technology to standards published by such organizations, except as provided in membership agreements to such standard bodies. For clarity, there are no mandatory licenses, mandatory liens, mandatory forfeitures to the public domain, or other mandatory encumbrances to the Scheduled Intellectual Property arising from the Company’s participation in, or contributions to, standards bodies or other similar organizations, including but not limited to, 25G Consortium, AVnu, HGI, IEEE, ITU-T, MEF, NBASE-T, OIF, OSFP, RVU, UEFI, VIPL, CDFP, OCP, Open Web Foundation and xHCI Contributor.

(h)    The Company’s use and dissemination of any personally-identifiable information concerning individuals is in material compliance with all applicable privacy policies, terms of use, Laws, legal requirements and contractual obligations applicable to the Company or to which the Company is bound. The Company maintains policies and procedures regarding data security and privacy and maintains administrative, technical, and physical safeguards that are commercially reasonable and, in any event, in material compliance with all applicable Laws, legal requirements and contractual obligations applicable to the Company or to which the Company is bound. To the Company’s knowledge, within the last three (3) years prior to the Effective Date, there have been no material security breaches relating to, violations of any security policy regarding, or any unauthorized access or acquisition of any data or information used by the Company. The Transactions will not violate any material privacy policy, term of use, Law, legal requirement or contractual obligation.

Section 4.16.    Property. As of the date of this Agreement, neither the Company nor any of its Subsidiaries own any real property, and except as set forth on Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (nor their respective predecessors in interest) has owned any material real property since September 30, 2014. The Company and its Subsidiaries have good and valid leasehold interest in each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens. Section 4.16 of the Company Disclosure Schedule sets forth a true, correct and complete list of each Company Leased Real Property as of the date of this Agreement. Each Company Real Property Lease (a) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, and (b) no uncured default on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, exists under any such Company Real Property Lease, and (c) no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default under any such Company Real Property Lease, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person any right to use or occupy any material Company Leased Real Property.

Section 4.17.    Insurance. (a) The Company and its Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks as the management of the Company has in good faith determined to be prudent and appropriate and (b) all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement are in full force and effect, all premiums due on such policies have been paid by the Company or its Subsidiaries. The Company has made available to Parent a list of insurance policies.

Section 4.18.    Opinions of Financial Advisors. The Company Board of Directors has received (i) the opinion of Morgan Stanley & Co. LLC to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Transaction Consideration to be received by the holders of Company Common Stock in the Offer is fair, from a financial point of view, to such holders and (ii) the opinion of Needham & Company, LLC to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Transaction Consideration to be paid to the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution of this Agreement by all Parties, furnish an accurate and complete copy of said opinions to Parent solely for informational purposes, it is agreed and understood that such opinions are solely for the benefit of the Company’s board of directors and may not be relied on by Parent, either Purchaser or any other person.

Section 4.19.    Material Contracts.

(a)    Except for this Agreement, Contracts filed as exhibits to or incorporated by reference into the Company SEC Documents or as set forth in Section 4.19 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)    any Contract between the Company or any Subsidiary of the Company, on the one hand, and any officer, director or affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any Subsidiary of the Company or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including (but not limited to) any Contract pursuant to which the Company or any Subsidiary of the Company has an obligation to indemnify such officer, director, affiliate or family member, but not including any Company Benefit Plans;

(iii)    any Contract that imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete (or that following the Effective Time, to the knowledge of the Company, will restrict the ability of Parent and its Subsidiaries (other than the Company and its Subsidiaries) to compete) with any other person in any line of business or geographic region, or containing any standstill or similar agreement pursuant to which the Company or its Subsidiaries has agreed not to acquire or dispose of the securities of another person;

(iv)    any Contract that obligates the Company or its Subsidiaries (or following the Effective Time, to the knowledge of the Company, obligates Parent and its Subsidiaries (other than the Company and its Subsidiaries)) to conduct business with any third party on a preferential or exclusive basis or which contains “most favored nation” or similar covenants;

(v)    any Contract relating to the lease or sublease of Company Leased Real Property;

(vi)    any Contract that involves or expressly contemplates the payment or delivery of cash or other consideration (by or to the Company or any of its Subsidiaries) in an amount or having a value in excess of $1,000,000 in the aggregate in the twelve (12)-month period prior to the date hereof but not including Company Benefit Plans;

(vii)    any acquisition or divestiture Contract or material licensing agreement that contains “earnout” or other contingent payment obligations that would reasonably be expected to result in the receipt or making of future payments in excess of $1,000,000 in the twelve (12)-month period following the date hereof;

(viii)    any Collective Bargaining Agreement to which the Company or any of its Subsidiaries is a party;

(ix)    any agreement relating to Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $1,000,000;

(x)    any Contract that grants any right of first refusal, right of first offer or similar right to a third party with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(xi)    any Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise), under which the Company or any of its Subsidiaries had any material outstanding obligations as of the date of this Agreement;

(xii)    (A) any joint venture, partnership or limited liability company agreement or other similar Contract currently in effect or entered into in the last three (3) years relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its Subsidiaries or among the Company’s Subsidiaries, and (B) any strategic alliance, collaboration, profit sharing, co-promotion or research and development project Contract, which, in the case of clause (A) or clause (B), is material to the Company and its Subsidiaries, taken as a whole;

(xiii)    Any Contract that (A) requires or permits the Company or any of its Subsidiaries, or any successor to, or any of its Subsidiaries, to make a material payment as a result of a change in control of the Company or any of its Subsidiaries or (B) gives another person a right to receive or elect to receive such payment, but in each case of (A) or (B), not including Company Benefit Plans;

(xiv)    any current customer Contract with a Governmental Entity;

(xv)    any Contracts that provide for payments by or to the Company or any of its Subsidiaries between the Company or any of its Subsidiaries and any stockholder holding two percent (2%) or more of any class of outstanding equity securities of the Company or, to the Company’s knowledge, any Affiliate of such Person;

(xvi)    any Inbound IP Contract and any Outbound IP Contract other than licenses and agreements entered with customers in the ordinary course;

(xvii)    any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in excess of $500,000 in, any person (other than the Company or any of its Subsidiaries);

(xviii)    any Contract, other than non-exclusive licenses entered with customers in the ordinary course, restricting the right of the Company or its Subsidiaries to use, register, transfer, license, distribute or enforce any material Intellectual Property Rights that are owned by the Company or its Subsidiaries; or

(xix)    any Contract that obligates the Company or any of its Subsidiaries to make a material payment to any third party in connection with this Agreement and the consummation of the Offer and the Mergers, other than in the ordinary course of the Company’s business or for employee compensation.

All contracts of the types referred to in clauses (i) through (xviii) above (whether or not set forth on Section 4.19 of the Company Disclosure Schedule) are referred to herein as “Company Material Contracts.” The Company has made available to Parent prior to the date of this Agreement a complete and correct copy of each Company Material Contract as in effect on the date of this Agreement.

(b)    Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and, there has not occurred as a direct result of the Company’s or any of its Subsidiaries’ action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, any event that with notice or the lapse of time or both would constitute a breach of or default under the terms of any Company Material Contract. To the knowledge of the Company, (i) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and (ii) is in full force and effect, subject to the Enforceability Exceptions and, except as has not had and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect. Each Company Material Contract will continue to be valid, binding and enforceable, subject to the Enforceability Exceptions, in accordance with its terms in all material respects immediately following the consummation of the Transactions, with no alteration or acceleration or increase in fees or Liabilities, or alteration or modification of any other material term. Except as separately identified in Section 4.19(b) of the Company Disclosure Schedule, no approval, consent or waiver of any Person is needed to continue any Material Contract in full force and effect following the consummation of the Transactions.

Section 4.20.    Export Controls. The Company and its Subsidiaries have conducted their respective export transactions in accordance with applicable provisions of export control legal requirements, including the Export Administration Act and the Export Administration Regulations (the “EAR”). Without limiting the foregoing, (i) each of the Company and its Subsidiaries has obtained all export licenses and other Permits required for its exports of products, software and technologies; (ii) to the Company’s knowledge, each of the Company and its Subsidiaries is in compliance with the terms of all such export licenses and other Permits; (iii) there are no pending or, to the Company’s knowledge, threatened claims or investigations against any of the Acquired Corporations with respect to such export licenses or Permits; and (iv) there are no actions, conditions or circumstances pertaining to the Company’s or its Subsidiaries’ export transactions that may give rise to any future claims or investigations. To the Company’s knowledge, all epitaxial and semiconductor process technologies utilized by the Company and its Subsidiaries in the manufacture of its products to date or currently contemplated to be utilized by the Company or any Subsidiary in the future, whether owned, licensed, or obtained through supply agreements with third party providers (each, a “Company Process Technology”), are commercial or dual-use technologies controlled by the EAR, and to the Company’s knowledge, no Company Process Technology is listed on the United States Munitions List. In furtherance, and not in limitation of the foregoing, to the Company’s knowledge, no Company Process Technology has been specifically designed, developed, configured, adapted, or modified for a military, intelligence, or space application.

Section 4.21.    Customers and Suppliers. Section 4.21(a) of the Company Disclosure Schedule accurately identifies the revenues received from each customer (but does not name the customer) that accounted for: (a) more than ten percent (10%) of the consolidated net revenues of the Company or any of its Subsidiaries in the fiscal year ended March 31, 2016; or (b) more than ten percent (10%) of the consolidated net revenues of the Company or any of its Subsidiaries in the six months ended September 30, 2016. Section 4.21(b) of the Company Disclosure Schedule accurately identifies, and provides a list of total payments made to suppliers (but does not name the suppliers) that accounted for: (i) more than ten percent (10%) of the consolidated gross expenses of the Company or any of its Subsidiaries in the fiscal year ended March 31, 2016; or (ii) more than ten percent (10%) of the consolidated gross expenses of the Company or any of its Subsidiaries in the six months ended September 30, 2016. None of the Company or any of its Subsidiaries has received any written notice, or to the knowledge of the Company any other notice, stating any customer, supplier or other Person identified in Sections 4.21(a) or (b) of the Company Disclosure Schedule intends to or is expected to cease conducting business with (or materially reduce the volume of business) with any of the Company or any of its Subsidiaries.

Section 4.22.    Finders or Brokers. Except for Morgan Stanley & Co. LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Offer or the Mergers.

Section 4.23.    State Takeover Laws. Assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 5.14, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Support Agreement and the transactions contemplated hereby and thereby all applicable state anti-takeover statutes or regulations (including Section 203 of the DGCL, “Takeover Laws“) and any similar provisions in the Charter or Bylaws.

Section 4.24.    Non-Reliance. Except for the representations and warranties contained in this Agreement, the Company hereby acknowledges that the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has relied upon or otherwise been induced, by any other information provided or made available to the Company in connection with the Transactions, including any estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans) or other material made available to the Company or the Company’s Representatives in certain “data rooms” or management discussions in expectation of the Transactions.

Section 4.25.    No Other Representations. Except for the representations and warranties contained in this ARTICLE IV or in any certificates delivered by the Company in connection with the Offer, each of Parent, Purchaser and Merger Sub Two acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or in connection with the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Except as disclosed (i) in the publicly available Parent SEC Documents filed with or furnished to the SEC (including the exhibits and schedules thereto, and any document incorporated by reference therein) prior to the date hereof (without giving effect to any amendment thereof filed with or furnished to the SEC on or after the Agreement Date and excluding any disclosures set forth in any such Parent SEC Document that is in any risk factor section, or in any other section to the extent they are forward-looking statements or are similarly predictive, cautionary or forward-looking in nature), or (ii) in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule” and together with the Company Disclosure Schedule, the “Disclosure Schedules”) (provided that the disclosure in any section of such Parent Disclosure Schedule shall apply only to the corresponding section of this Agreement except to the extent that it is reasonably apparent that such disclosure applies to another representation), Parent and Merger Subs jointly and severally represent and warrant to the Company as follows:

Section 5.1.    Organization. Each of Parent and Purchaser is a corporation, and Merger Sub Two is a limited liability company, in each case duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions. Each of Parent’s Subsidiaries is (i) a legal entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted and (ii) duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so organized or in existence, qualified or licensed or to have such power, authority or approvals or be in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions.

(b)    Parent has made available to the Company prior to the date of this Agreement a true and complete copy of Parent’s Fifth Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws (the “Parent Organizational Documents”), in each case, as amended through the date hereof.

Section 5.2.    Capitalization. The authorized capital stock of Parent consists of 300,000,000 shares of common stock, par value $0.001 per share (the “Parent Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”). As of November 18, 2016, (i) 53,718,514 shares of Parent Common Stock were issued and outstanding (inclusive of restricted shares of Parent Common Stock), (ii) 0 shares of Parent Preferred Stock were issued or outstanding, (iii) 16,298,846 shares of Parent Common Stock were available for issuance under the Parent Stock Plans, including (A) 814,331 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the Parent Stock Plans, (B) 1,698,873 shares of Parent Common Stock reserved for issuance in settlement of outstanding restricted stock units granted under the Parent Stock Plans (assuming, if applicable, achievement of all performance criteria at target levels, which number would be 1,939,458 shares of Parent Common Stock assuming achievement at maximum levels), and (C) 77,001 shares of Parent Common Stock reserved for issuance under Parent’s employee stock purchase plan, (iv) 1,281,358 shares of Parent Common Stock issuable upon exercise of outstanding Parent Common Stock warrants, and (v) no other shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. Except as set forth in this Section 5.2, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (A) obligating Parent or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by Parent or its Subsidiaries. Neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of Parent or any of its Subsidiaries.

Section 5.3.    Corporate Authority Relative to this Agreement; No Violation.

(a)    No vote of holders of capital stock of Parent is necessary, pursuant to applicable Law, the articles of incorporation or bylaws of Parent, pursuant to Nasdaq rules or otherwise, to approve this Agreement, the issuance of any Parent Common Stock to be exchanged for Company Common Stock pursuant to ARTICLE I or ARTICLE III or the Transactions. Parent and each Merger Sub has the required corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Mergers, subject only to the adoption of this Agreement by Parent (or a subsidiary of Parent) as the sole stockholder of the Purchaser and the sole member of Merger Sub Two which will occur following the execution of this Agreement. The execution, delivery and performance of this Agreement by Purchaser and the consummation by the Merger Subs of the Transactions, including the Offer and the Mergers, contemplated hereby have been duly and validly authorized by its Board of Directors or Board of Managers, as applicable. This Agreement has been duly and validly executed and delivered by Parent and the Merger Subs and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and the Merger Subs and is enforceable against Parent and the Merger Subs in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

(b)    Other than in connection with or in compliance with (i) the filing of the Certificates of Merger with the Delaware Secretary, (ii) the filing of the Offer Documents, the Schedule 14D-9, the Registration Statement (including the Offer Prospectus) with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Registration Statement, (iii) the Exchange Act, (iv) the Securities Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) the rules and regulations of Nasdaq, (vii) the HSR Act and any other requisite clearances or approvals under any other applicable Antitrust Laws and (viii) the approvals set forth in Section 5.3(b) of the Parent Disclosure Schedule (items (i) through (viii) collectively, the “Parent Approvals“) and (ix) such other authorizations, consents, orders, licenses, permits, approvals, declarations, notice filings, the failure of which to be obtained would not have a Parent Material Adverse Effect or materially impede interfere with, hinder or delay the consummation of any of the Transactions, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Purchaser of the Transactions.

(c)    The execution and delivery by Parent and Purchaser of this Agreement does not, and the consummation of the Transactions and compliance with the provisions hereof (i) will not conflict with or result in any violation of any provision of the Parent Organizational Documents or the Organizational Documents of Parent’s Significant Subsidiaries, (ii) assuming that the Parent Approvals are obtained and made, any applicable waiting periods referred to therein have expired and any condition precedent to such consent has been satisfied, violate any Order of any Governmental Entity or Law applicable to Parent or any of its subsidiaries (including Purchaser) or (iii) violate, breach or constitute a default under any of the terms conditions or provisions of any Contract to which Parent, Purchaser or any of their respective subsidiaries is a party or to which they may be bound except for (i) and (ii) for such violations, breaches or defaults as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)    Prior to Acceptance Time, Parent will have taken all necessary action to permit it to issue the number of Parent Common Stock required to be issued in connection with the Purchaser’s obligations pursuant to ARTICLE I and Parent’s obligations pursuant to ARTICLE III. Such Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. Such Parent Common Stock, when issued, and the offering thereof, will be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities or “blue sky” Laws.

Section 5.4.    Parent SEC Documents, Reports and Financial Statements.

(a)    Parent and each of its Subsidiaries has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since September 30, 2013 (all such documents and reports filed or furnished by Parent or any of its Subsidiaries, the “Parent SEC Documents”) and has timely paid all fees due in connection therewith. As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the extent not available on the SEC website, Parent has made available to the Company complete and correct copies of the Parent SEC Documents. Since September 30, 2013, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Parent will file prior to the Effective Time all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to such time. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Parent.

(b)    Each of the consolidated balance sheets included in or incorporated by reference into Parent SEC Documents (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and (B) each of Parent’s consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows included in or incorporated by reference into Parent SEC Documents (including any related notes and schedules) (such changes in stockholders’ equity and cash flows, together with the consolidated balance sheets referred to in clause (A) (and the related notes and schedules), the “Parent Financial Statements”) presents fairly, in all material respects, or, in the case of Parent SEC Reports filed after the date hereof, will present fairly, in all material respects, the results of operations and cash flows, as the case may be, of Parent and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end audit adjustments), in the case of each of clause (A) and clause (B) of this Section 5.4(b), in conformity with GAAP (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of notes and footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act. Deloitte & Touche LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure,

(c)    Neither Parent nor any of its Subsidiaries is a party to any material joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any material “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(d)    Since September 30, 2013, (i) Parent has not received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or any Subsidiary of Parent or any material complaint, allegation, assertion or claim from employees of Parent or any Subsidiary of Parent regarding questionable accounting or auditing matters with respect to Parent or any Subsidiary of Parent, and (ii) no attorney representing Parent or any Subsidiary of Parent, whether or not employed by Parent or any Subsidiary of Parent, has reported evidence of a violation of securities Laws or breach of fiduciary duty by Parent, any Subsidiary of Parent or any of their respective officers, directors, employees or agents to Parent Board of Directors or any committee thereof, or to the General Counsel or Chief Executive Officer of Parent.

(e)    The Parent is in compliance in all material respects the applicable current listing and corporate governance requirements of Nasdaq.

Section 5.5.    Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or 15d-5 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management Parent has disclosed to the Company’s auditors and the audit committee of the Parent Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and to the extent material to Parent and its Subsidiaries, taken as whole, each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.

Section 5.6.    Investigations; Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions, (a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no actions, suits, formal inquiries, investigations or proceedings or claims relating to potential violations of Law, in each case pending (or, to the knowledge of Parent, threatened) against Parent or any of its Subsidiaries and (c) there are no Orders of any Governmental Entity specifically imposed upon Parent or any of its Subsidiaries. Section 5.6 of the Parent Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all material actions, suits, inquiries, investigations, proceedings or claims other than worker’s compensation or personal injury claims, in each case pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries.

Section 5.7.    Compliance with Law. The Parent and its Subsidiaries are, and since September 30, 2013 have been, in compliance with all applicable Laws except as would not have, individually or in the aggregate, a Parent Material Adverse Effect and, to the knowledge of Parent, have not received any written notice or other communication from any Governmental Entity, regarding any actual or possible failure to comply with any applicable Law except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.8.    Absence of Certain Events. Since September 30, 2016, the business of the Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and there has not been any change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.9.    Purchaser. The authorized capital stock of Purchaser consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Purchaser and all of the equity interest of Merger Sub 2 are, and at the Acceptance Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent (free and clear of all Liens). Purchaser and Merger Sub 2 each were formed for the purposes of engaging in the Transactions and as of the date hereof, have not engaged in no other business activities, have not incurred any material obligations or liabilities except pursuant to this Agreement and have conducted their operations only as contemplated by this Agreement.

Section 5.10.    Ownership of Company Common Stock. As of and for the three (3) years prior to the date of this Agreement, neither Parent nor any of its Subsidiaries beneficially owns or owned, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. Other than the Support Agreements, there are no voting trusts or other agreements or understanding to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 5.11.    Sufficient Funds. At the Closing, Parent will have the funds necessary to pay the aggregate Cash Consideration in full in accordance with the terms and conditions of this Agreement.

Section 5.12.    Tax Matters. The Parent or Merger Subs are not aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Offer and the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.13.    Intellectual Property. (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the Parent owns or has a legitimate right to use all Intellectual Property Rights used in connection with the conduct of the Parent’s business as it is currently conducted; (ii) to the knowledge of the Parent, there are no material proceedings, written claims, or actions pending against the Parent, or are threatened in writing within the last three (3) years prior to the Effective Date, that challenge the Parent’s ownership of or right to practice any Intellectual Property Rights; and (iii) other than agreements entered with customers in the ordinary course, there is no breach of any agreements to which the Parent is a party under which the Parent uses or licenses any Intellectual Property Rights that any person besides the Parent owns, or dispute of any agreements under which the Parent has granted any Person any right or interest in any Intellectual Property Rights owned or controlled by the Parent.

Section 5.14.    Export Controls. Parent and its Subsidiaries have conducted their respective export transactions in accordance with applicable provisions of export control legal requirements, including the EAR, except as would not reasonably be expected to result in material liability to Parent or its Subsidiaries.

Section 5.15.    Non-Reliance. Except for the representations and warranties contained in this Agreement, Parent hereby acknowledges that neither Parent nor Purchaser nor any of Parent or Purchaser’s Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has relied upon or otherwise been induced, by any other information provided or made available to Parent in connection with the Transactions, including any estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans) or other material made available to Parent or Parent’s Representatives in certain “data rooms” or management discussions in expectation of the Transactions.

Section 5.16.    Finders or Brokers. Except for Evercore Group L.L.C., neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Offer or the Mergers.

Section 5.17.    No Other Representations. Except for the representations and warranties contained in this Agreement, the Parent acknowledges that neither the Parent nor either Merger Sub nor any person on behalf of Parent or the Merger Subs make any other express or implied representation or warranty with respect to Parent or the Merger Subs or any of its Subsidiaries or in connection with the Transactions.

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1.    Conduct of Business. During the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except (i) as may be required by applicable Law, (ii) with the prior written consent of the Parent (such consent not to be unreasonably withheld, delayed or conditioned), (iii) as may be required or expressly permitted (but for this Section 6.1) by this Agreement or (iv) as set forth in Section 6.1(a) of the Company Disclosure Schedule, the business of the Company and its Subsidiaries shall be conducted in the ordinary course consistent with past practice and, to the extent consistent with the foregoing, the Company and its Subsidiaries shall use their respective reasonable best efforts to maintain and preserve the Company’s assets and business organization intact, keep available the services of key employees and maintain satisfactory relationships with Government Entities, customers, suppliers, distributors, licensors and others having significant business dealings with them.

(a)    During the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except (i) as may be required by applicable Law, (ii) as may be required or expressly permitted (but for this Section 6.1(a)) by this Agreement, or (iii) as set forth in Section 6.1(a) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)    amend the Company Organizational Documents or the Organizational Documents of the Company’s Subsidiaries, or otherwise take any action to exempt any person from any provision of the Company Organizational Documents or the Organizational Documents of the Company’s Subsidiaries;

(ii)    except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, split, combine or reclassify any of its capital stock (other than the return or acquisition of Company Common Stock);

(iii)    make, declare or pay any dividend, or make any other distribution on, or redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any direct or indirect wholly owned Subsidiaries of the Company to the Company or to any other wholly owned direct or indirect Subsidiary of the Company, respectively or (B) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Options or for withholding Taxes incurred in connection with the exercise of Company Options or the vesting or settlement of Company RSUs or Company MSUs in accordance with past practice and the terms of the Company Stock Plans as in effect on the date hereof);

(iv)    grant any Company Options, Company RSUs, Company MSUs or other equity or equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock other than such grants to new hires, or retention grants, but such grants made pursuant to this provision shall not represent right(s) to acquire, in the aggregate, more than 200,000 shares of Company Common Stock, subject to the limitations in Schedule 6.1(a)(iv) to the Company Disclosure Schedule;

(v)    issue, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock (except (A) as permitted pursuant to Section 6.1(a)(iv) of this Agreement (B) pursuant to the exercise of Company Options or the settlement of Company RSUs or Company MSUs, in each case, that are outstanding on the date hereof, in accordance with their terms as in effect on the date hereof, (C) pursuant to the exercise of rights under the ESPP that are outstanding on the date hereof in accordance with its terms as in effect on the date hereof, or (D) the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company), or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

(vi)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(vii)    incur, create, assume, endorse, guarantee or otherwise become liable for or any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise) in excess of $500,000;

(viii)    communicate in a writing that is intended for broad dissemination to the Company’s employees regarding compensation, benefits or other treatment they will receive in connection with or following the Offer or the Mergers, unless any such communications are consistent with this Agreement or prior directives or documentation provided to the Company by Parent (in which case, the Company shall provide Parent with written prior notice of any such communications);

(ix)    make any loans or advances to any other person in excess of $100,000, except for loans or advances among the Company and any of its wholly owned Subsidiaries;

(x)    (A) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person other than to (1) the Company or a wholly owned Subsidiary of the Company or (2) solely with respect to Intellectual Property Rights, nonexclusive licenses in the ordinary course of business consistent with past practice, or (B) cancel, release or assign any Indebtedness of any such person owed to it or any claims held by it against any such person, in the case of each of clause (A) and clause (B) other than Permitted Liens or transactions solely among the Company and/or its wholly-owned Subsidiaries that would not result in a material increase in the Tax liability of the Company and its Subsidiaries;

(xi)    knowingly forfeit, abandon, contribute to the public domain, open source body or standards body, or fail to take any action necessary to maintain any Intellectual Property Rights other than decisions regarding prosecution of immaterial Scheduled Intellectual Property Rights made in the ordinary course;

(xii)    other than nonexclusive licenses related to products, developments or sales in the ordinary course of business, consistent with past practice, (A) enter into or terminate any Material Contract, (B) materially modify, amend, waive any right under or renew any Material Contract, (C) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any of its subsidiaries or affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, (D) enter into any Material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or (E) enter into any Material Contract that would encumber, license or transfer any Intellectual Property Rights;

(xiii)    (A) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, or (B) make any material investment in other persons either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any person other than a wholly owned Subsidiary of the Company;

(xiv)    Except as disclosed on Section 6.1(a)(xiv) of the Company Disclosure Schedule, make any capital expenditures in excess of $500,000 in the aggregate during any calendar year, other than those related to operational emergencies, equipment failures or outages;

(xv)    except as required by the existing terms of any Company Benefit Plan or as otherwise disclosed on Section 6.1(a)(xv) of the Company Disclosure Schedule or as required by applicable Law, (A) establish, adopt, negotiate, enter into, amend or terminate, or consent to the establishment, adoption, amendment or termination of, any Company Benefit Plan or any plan, agreement, arrangement, program, policy or Contract that would be a Company Benefit Plan if in effect on the date hereof, (B) increase the compensation (including severance, change-in-control and retention compensation) or benefits payable to any employee, director or independent contractor of the Company or its Subsidiaries, except for annual merit-based pay increases consistent with past practice for non-officer employees, (C) accelerate the vesting or payment of any compensation, (D) hire, engage or terminate (other than for cause) the employment or services of any employee, director or independent contractor, other than in the ordinary course of business consistent with past practice with respect to employees or independent contractors with individual annual aggregate cash compensation less than $200,000 or (E) effect a plant closing or mass layoff that would require the provision of notice (or pay in lieu thereof) under the Worker Adjustment and Retraining Notification Act or any similar state, local or foreign Law;

(xvi)    establish, adopt, negotiate, enter into, amend or terminate, or consent to the establishment, adoption, amendment or termination of, any Collective Bargaining Agreement;

(xvii)    implement or adopt any material change in its financial accounting principles, practices or methods (or change an annual accounting period), other than as may be required by GAAP or applicable Law;

(xviii)    settle or compromise any litigation, claim, suit, action or proceeding (including without limitation any suit, action, claim, proceeding or investigation relating to this Agreement or Mergers and the other Transactions contemplated hereby), except for settlements or compromises that (A) with respect to the payment of monetary damages, involve monetary remedies with a value not in excess of $1,000,000, individually, or $3,000,000, in the aggregate, net of any amount covered by insurance or indemnifications and (B) with respect to any non-monetary terms and conditions therein, do not impose any material restriction on the continuing operations of the Company;

(xix)    make, change or revoke any Tax election, change or adopt any annual Tax accounting period or adopt (other than required by applicable Law) or change any material method of Tax accounting, file any amended Tax Return, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any analogous or similar provision of state, local or foreign Law), request any Tax ruling from any Taxing Authority, settle or compromise any material Tax liability or any audit, examination or other proceeding relating to a material amount of Taxes, or surrender any claim for a material refund of Taxes;

(xx)    (A) implement or effect or (B) announce, any reduction in force, lay-off, early retirement program, severance program or other similar program concerning the termination of employment of employees of the Company or any of its subsidiaries;

(xxi)    enter into, amend or cancel any insurance policies other (A) than in ordinary course of business (B) or seek a quote or proposal for any directors’ and officers’ liability insurance and/or fiduciary liability insurance to be obtained by the Company pursuant to Section 6.8; or

(xxii)    agree to take, or make any binding commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 6.1(a).

(b)    During the period from the date hereof until the Effective Time, except (A) as may be required by applicable Law, (B) as may be required or expressly permitted (but for this Section 6.1(b)) by this Agreement, or (C) as set forth in Section 6.1(b) of the Parent Disclosure Schedule, Parent and Purchaser shall not:

(i)    amend the Parent Organizational Documents or Organizational Documents of Purchaser;

(ii)    adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or reorganization, other than the Mergers and other than any reorganizations, restructurings, consolidations or reclassifications solely among Parent and its Subsidiaries or among Parent’s Subsidiaries;

(iii)    make, declare or pay any cash dividend, or make any other cash distribution on any shares of its capital stock, or any other securities or obligations convertible

(whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any direct or indirect wholly owned Subsidiaries of the Parent to the Parent or to any other wholly owned direct or indirect Subsidiary of the Parent, respectively, or (B) the acceptance of shares of Parent Common Stock as payment for the exercise price of Parent stock options or for withholding Taxes incurred in connection with the exercise of Parent stock options or the vesting or settlement of Parent restricted stock units in accordance with past practice and the terms of the Parent Stock Plans as in effect on the date hereof); and

(iv)    agree to take, or make any binding commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 6.1(b).

Section 6.2.    Access.

(a)    For purposes of furthering the Transactions, each Party shall upon reasonable advance notice afford the other and its employees, accountants, consultants, internal and external legal counsel, financial advisors, tax advisors, and agents and other representatives reasonable access during normal business hours, throughout the period prior to the Effective Time, to its and its Subsidiaries’ personnel, properties, contracts, books and records and, during such period, each Party shall, and shall cause its Subsidiaries to, without limitation to the preceding obligations, make available to the other Party all other information concerning its business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, no Party shall be required to provide access to or make available to any person any document or information that, in the reasonable judgment of the disclosing Party, would be detrimental to its business operations, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or is subject to any attorney-client or work-product privilege.

(b)    No investigation by any Party or its representatives shall affect or be deemed to modify or waive the representations and warranties of any other Party set forth in this Agreement.

(c)    The Parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or representatives in connection with this Agreement and the consummation of the Transactions shall be governed in accordance with the confidentiality agreement, dated as of July 26, 2016 (the “Confidentiality Agreement”), between the Company and Parent.

Section 6.3.    No Solicitation.

(a)    The Company shall and shall cause each of its Subsidiaries and its and their respective officers, directors and employees and shall instruct and cause their respective agents, financial advisors, investment bankers, attorneys and accountants (such officers, directors, employees, agents, financial advisors, investment bankers, attorneys and accountants, collectively, “Representatives”): (i) to immediately cease and cause to be terminated any discussions or negotiations with any persons (other than Parent) that are ongoing with respect to a Company Takeover Proposal and (ii) not to, directly or indirectly through intermediaries,

(A) solicit, initiate, knowingly encourage (including by way of furnishing non-public information relating to the Company or any of its subsidiaries), or knowingly facilitate any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of knowingly encouraging or facilitating, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 6.3 and to limit its conversation or other communication exclusively to such referral, or to otherwise comply with its obligations pursuant to this Section 6.3), (C) engage in any negotiations or discussions with, or provide any information or data to, any person (other than Parent or any of its Affiliates or representatives) relating to any Company Takeover Proposal, (D) approve, endorse or recommend a Company Takeover Proposal or any letter of intent, memorandum of understanding or other Contract contemplating a Company Takeover Proposal, or (E) resolve to do any of the foregoing.

(b)    The Company shall, and shall cause its Subsidiaries to, promptly request any person that has executed a confidentiality or non-disclosure agreement within the twelve (12) months immediately preceding the date of this Agreement in connection with any actual or potential Company Takeover Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such person or its Representatives. The Company shall, within twenty-four (24) hours of the date hereof, terminate access by any third party to any data room (virtual or actual) containing any of the Company’s confidential information. The Company shall not release any third party from, or waive, amend or modify any provision of, or grant permission under or fail to enforce, any standstill provision in any agreement to which the Company is a party; provided that, notwithstanding anything to the contrary contained in this Agreement, if the Company Board of Directors determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may release any third party from, or waive, amend or modify any provision of, or grant any permission under, or fail to enforce, any such standstill provision.

(c)    Notwithstanding anything to the contrary contained in this Agreement, if at any time after the date of this Agreement and prior to the Acceptance Time, the Company or any of its Representatives receives a bona fide, unsolicited written Company Takeover Proposal from any person that did not result from the Company’s breach of Section 6.3 and if the Company Board of Directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal and that the failure to take such action would, or would reasonably be expected to, be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company and its Representatives may, (i) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the person who has made such Company Takeover Proposal if the Company receives from such person an executed confidentiality agreement containing the terms that, taken as a whole, are not less restrictive to the other party than those contained collectively in the Confidentiality Agreement, it being understood and agreed that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making or amendment of a Company Takeover Proposal (such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided that the Company shall concurrently with the delivery to such person make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided to Parent and (ii) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal.

(d)    The Company shall within twenty-four (24) hours after receipt (and in any event prior to furnishing non-public information and/or commencing discussions or negotiations as provided in Section 6.3(c)) notify Parent in writing in the event that the Company or any of its Representatives receives a Company Takeover Proposal, including the identity of the person making the Company Takeover Proposal and the material terms and conditions thereof. The Company shall keep Parent reasonably informed, on a prompt basis (and, in any event within twenty-four (24) hours of any such development), as to the status of discussions or negotiations relating to such Company Takeover Proposal, including with respect to any updates or developments regarding the material terms and conditions of such Company Takeover Proposal. The Company agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.3.

(e)    The Company Board of Directors shall not (i) (A) fail to include the Company Recommendation in the Schedule 14D-9 or the Offer Prospectus when disseminated to the Company’s stockholders, (B) change, qualify, withhold, withdraw or modify (or authorize or publicly propose to change, qualify, withhold, withdraw or modify), in any such case in a manner adverse to Parent, the Company Recommendation, (C) publicly make any recommendation in connection with a tender offer, exchange offer or merger (other than the Offer or the Mergers) other than a recommendation against such merger or a temporary “stop, look and listen” communication by the Company’s Board of Directors of the type contemplated by Rule 14d-9(f) under the Exchange Act (it being understood that the Company Board of Directors may take no position with respect to a Company Takeover Proposal that is a tender offer or exchange offer until the close of business on the tenth (10th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act, without such action being considered a Company Adverse Recommendation Change), or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to stockholders of the Company a Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement) or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement) (a “Company Acquisition Agreement”).

(f)    Notwithstanding anything to the contrary contained in this Agreement, prior to the Acceptance Time, but not after, the Company Board of Directors (i) may make a Company Adverse Recommendation Change other than in response to a Company Takeover Proposal if, prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with its independent financial adviser and outside legal counsel, that such action is required to comply with the directors’ fiduciary duties under applicable Law and (ii) may make a Company Adverse Recommendation Change and/or authorize, cause or permit the Company or any of its Subsidiaries to enter into a Company Acquisition Agreement, in either such case in response to a bona fide, unsolicited Company Takeover Proposal that did not result from a breach of Section 6.3, if prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that (i) such Company Takeover Proposal constitutes a Company Superior Proposal and (ii) such action would, or would reasonably be expected to be, required to comply with the directors’ fiduciary duties under applicable Law; provided, however, that, prior to taking such action, (A) the Company has given Parent at least four (4) Business Days’ prior written notice of its intention to take such action, including the terms and conditions of, and the identity of the person making, any such Company Superior Proposal and has contemporaneously provided to Parent a copy of the Company Superior Proposal or any proposed Company Acquisition Agreements (or, in each case, if not provided in writing to the Company, a written summary of the material terms thereof), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such four (4) Business Day period, to the extent Parent wishes to negotiate, to make such revisions to the terms of this Agreement as would permit the Company Board of Directors not to effect a Company Adverse Recommendation Change in connection with a Company Superior Proposal or take any action pursuant to Section 8.1, and (C) following the end of the four (4) Business Days’ notice period, the Company Board of Directors shall have determined, after consultation with its independent financial advisor and outside legal counsel, and giving due consideration to the revisions to the terms of this Agreement to which Parent has irrevocably committed in writing, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal and that such action is required to comply with the directors’ fiduciary duties under applicable Law (it being previously understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above), but with respect to any such subsequent notices references herein to a “four (4) Business Day notice period” shall be deemed references to a “two (2) Business Day notice period”.

(g)    Nothing contained in this Section 6.3 shall prohibit the Company or the Company Board of Directors from complying with its disclosure obligations under United States federal or state Law with regard to a Company Takeover Proposal, including taking and disclosing to the stockholders of the Company (i) a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act if the Company Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law or obligations of the Company or the Company Board of Directors under applicable federal securities Law.

Section 6.4.    Employee Matters.

(a)    Effective as of the Effective Time and until December 31, 2017, Parent shall provide, or shall cause the Surviving Company to provide, to employees of the Company or any of its Subsidiaries who are employed as of immediately prior to the Effective Time and who continue to be employed by Parent or the Surviving Company or any of their respective Subsidiaries following the Effective Time (the “Company Employees”), (1) base salaries or wage rates with respect to each Company Employee that are no less than provided to such Company Employee immediately prior to the Effective Time, (2) employee benefits (other than equity-based compensation) and annual cash bonus opportunities that are substantially comparable in the aggregate to (x) employee benefits and annual cash bonus opportunities provided to the Company Employees immediately prior to the Effective Time or (y) at Parent’s election, to similarly situated employees of Parent and its Subsidiaries (other than the Company and its Subsidiaries) and (3) severance benefits that are no less favorable than the severance benefits provided to such Company Employee immediately prior to the Effective Time as set forth on Section 6.4(a)(1) of the Company Disclosure Schedule; it being understood that the Company Employees may commence participation in Parent’s compensation and benefit plans on different dates following the Effective Time with respect to different compensation and benefit plans, in accordance with the terms of the applicable plans. From and after the Effective Time, Parent shall, or shall cause the Surviving Company to, continue to honor the milestone or other bonus plans and agreements listed on Section 6.4(a)(2) of the Company Disclosure Schedule in accordance with the terms thereof.

(b)    Following the Effective Time, Parent shall, or shall cause the Surviving Company to, cause any employee benefit plans sponsored or maintained by Parent or the Surviving Company or any of their Subsidiaries in the United States in which the Company Employees are eligible to participate following the Closing Date, other than any equity-based or qualified or non-qualified defined benefit or deferred compensation plans (collectively, the “Post-Closing Plans”) to recognize the service of each Company Employee with the Company and its Subsidiaries and their respective predecessors prior to the Effective Time for purposes of eligibility to participate and vesting under such Post-Closing Plans, in each case, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Company Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Company Employee with respect to the same period of service. Under each Post-Closing Plan that provides medical, dental, pharmaceutical or vision insurance benefits, for the plan year in which such Company Employee is first eligible to participate, Parent shall use reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to each Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Company Employee participated or was eligible to participate in immediately prior to the Effective Time, and (B) credit each Company Employee for an amount equal to any eligible expenses incurred by such Company Employee in the plan year that includes the Effective Time for purposes of any applicable deductible, coinsurance and annual out-of-pocket expense requirements under any such Post-Closing Plan to the extent such expenses would have been credited under the terms of the applicable Company Benefit Plans.

(c)    Unless requested by Parent not later than ten (10) days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the Closing Date, any Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). The Company shall provide to Parent prior to the Closing

Date written evidence of the adoption by the Company Board of Directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed). In the event of such 401(k) plan termination, Parent shall take all actions necessary to allow Company employees who meet the age and service eligibility requirements under the 401(k) plan maintained by Parent or its affiliates (the “Parent 401(k) Plan”) to enroll as soon as reasonably practicable following the Closing (and in no event later than sixty (60) days following the Effective Time) under the Parent 401(k) Plan and to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash only. The Company shall, and shall cause its subsidiaries to, cooperate with Parent in good faith (including by promptly furnishing such information as is requested by Parent) in fulfilling the obligations of Parent under this Section 6.4(c).

(d)    Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Company or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company or any of their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee or other service provider at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan, Post-Closing Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Company, the Company or any of their Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates; or (ii) alter or limit the ability of Parent, the Surviving Company or any of their Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates to amend, modify or terminate any Company Benefit Plan, Post-Closing Plan or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.4 shall create any third party beneficiary rights in any Company Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 6.5.    Regulatory Approvals; Efforts.

(a)    Prior to the Closing, Parent, Purchaser and the Company shall use their respective reasonable best efforts to consummate the Offer and the other Transactions, including (i) the preparation and filing of all forms, registrations, applications and notices required to be filed under applicable Law to consummate the Offer and the Mergers (including the Registration Statement, the Offer documents, the Schedule 14D-9, and the Offer Prospectus), (ii) the satisfaction of the conditions to consummating the Offer and the Mergers, (iii) taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any Governmental Entity (which actions shall include furnishing all information and documentary material required under the HSR Act) required to be obtained or made by Parent, Purchaser, the Company or any of their respective Subsidiaries in connection with the Offer or the Mergers or the taking of any action contemplated by this Agreement, provided, however, for the avoidance of doubt, that Parent shall make commercially reasonable efforts to enter into any agreements or commitments including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of such of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto, to the extent that such agreement, commitment, sale, divesture or disposition would not individually or together with other agreements, commitments, sales, divestures or dispositions involve assets owned by either Parent or the Company or any of their respective Subsidiaries, that generated revenue in excess of $1,000,000 during the past twelve (12) months ended September 30, 2016, and (iv) the execution and delivery of any reasonable additional instruments necessary to consummate the Offer and the Mergers and to fully carry out the purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, Parent and the Company each agree to file a Notification and Report Form pursuant to the HSR Act within ten (10) Business Days of the date of the Agreement and to make filings required by applicable foreign Antitrust Laws with respect to the Offer and the Mergers as soon as practicable after the date of the Agreement (and Parent may “pull and refile” any such form or filing, if in its reasonable good faith judgment in consultation with and considering in good faith the views of counsel for the Company, such step is consistent with expeditiously obtaining a required approval). Additionally, each of Parent, Purchaser and the Company shall use reasonable best efforts to fulfill all conditions precedent to the Offer and the Mergers and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any such Governmental Entity necessary to be obtained to consummate the Offer and the Mergers, except any actions taken in relation to the rights of the Company under Section 6.3. Parent and the Company may agree to postpone any filings required under this Section 6.5(a) based on input from counsel.

(b)    Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Offer and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 6.5. In that regard, prior to the Closing, each Party shall promptly consult with the other Parties to this Agreement with respect to and provide any reasonable information and assistance as the other Parties may reasonably request with respect to (and, in the case of correspondence, provide the other Parties (or their counsel) copies of) all material notices, submissions, or filings made by such Party with any Governmental Entity regarding any Antitrust Laws or any other information supplied by such Party to, or correspondence with, a Governmental Entity regarding any Antitrust Laws and in connection with this Agreement and the Offer and the Mergers. Each Party to this Agreement shall promptly inform the other Parties to this Agreement, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties orally of) any material communication from or to any Governmental Entity relating to any Antitrust Laws and regarding the Offer and the Mergers, and afford the other Parties a reasonable opportunity to review and discuss in advance, and consider in good faith the views of the other Parties in connection with, any proposed communication with any such Governmental Entity relating to any Antitrust Laws. Notwithstanding the foregoing, the Parties agree that Parent will, in consultation with the Company, devise the strategy for all filings, notifications, submissions and communications in connection with any filing, notice, petition, statement, registration, submission of information, application or similar filing with a Governmental Entity relating to any Antitrust Laws and subject to this Section 6.5. If any Party to this Agreement or any Representative of such Parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Offer and the Mergers, then such Party will use reasonable best efforts to make, or cause to be made, as promptly as practicable and after reasonable consultation with the other Parties to this Agreement, an appropriate response to such request. To the extent permitted by Law, each Party shall furnish the other Parties with copies of all material correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Offer and the Mergers, and furnish the other Parties with such reasonable information and assistance as the other Parties may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.5 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained in this Section 6.5, materials relating to any Antitrust Laws provided pursuant to this Section 6.5 may be redacted (i) to remove references concerning the valuation of the Company and the Offer and the Mergers or other confidential information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.

(c)    The Company and Parent will each request early termination of the waiting period with respect to the Offer under the HSR Act. The Company and Parent shall use reasonable best efforts to file, as promptly as practicable, but in any event no later than ten (10) Business Days after the date of this Agreement, all notifications required under the HSR Act. In the event that the Parties receive a request for information or documentary material pursuant to the HSR Act (a “Second Request”), the Parties will use their respective reasonable best efforts to respond to such Second Request as promptly as practicable or as otherwise agreed by the Company and Parent, and counsel for both Parties will closely cooperate during the entirety of any such Second Request review process.

Section 6.6.    Takeover Statutes. If any Takeover Law is or may become applicable to the Offer or the Mergers or any of the other transactions contemplated by this Agreement, the Parties and each of their respective Board of Directors shall grant such approvals and take such actions within such Party’s control as are permitted and necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 6.7.    Public Announcements. Unless a Company Adverse Recommendation Change has occurred, the initial press release concerning the Offer shall be a joint press release and, thereafter, so long as this Agreement is in effect, the Company will not disseminate any press release or other announcement concerning the Offer or this Agreement or the Transactions, except as may be required by Law, without the prior consent of Parent and Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

Notwithstanding the foregoing, without prior consent of the other parties, each party (a) may communicate information that is not confidential information of any other party with financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law or by the rules and regulations of Nasdaq, and (b) may disseminate the information included in a press release or other document previously approved for external distribution by the other parties. Each Party agrees to promptly (and in any event within two (2) Business Days) make available to the other Parties copies of any written communications made without prior consultation with the other Parties. Notwithstanding any other provision of this Agreement, (i) no Party will be required to consult with the other Party in connection with any such press release or announcement if the Company Board of Directors has effected any Company Adverse Recommendation Change or shall have resolved to do so and (ii) the requirements of this Section 6.7 shall not apply to any disclosure by the Company or Parent of any information concerning this Agreement or the transactions contemplated hereby in connection with a determination by the Company in accordance with Section 6.3 that an Company Takeover Proposal constitutes, or may constitute, a Company Superior Proposal or any dispute between the parties regarding this Agreement, the Offer or the Mergers or the transactions contemplated by this Agreement.

Section 6.8.    Indemnification and Insurance.

(a)    Parent and Purchaser agree that all rights to exculpation and indemnification (and all rights to advancement of expenses relating thereto) for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the Transactions), now existing in favor of the Indemnitees as provided in the Company Organizational Documents or in any Contract between such Indemnitee and the Company listed on Section 6.8 of the Company Disclosure Schedule (in each case as in effect on the date of this Agreement) shall survive the Mergers and shall continue in full force and effect. From and after the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) indemnify, defend and hold harmless, and advance expenses to, Indemnitees with respect to (x) all acts or omissions by them in their capacities as such at any time at or prior to the Effective Time or (y) any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to the Offer, the Mergers, this Agreement and any transactions contemplated hereby, in either case, in each of (x) and (y) to the extent provided in the Company Organizational Documents or in any Contract between such Indemnitee and the Company listed on Section 6.8 of the Company Disclosure Schedule (in each case as in effect on the date of this Agreement), and Parent shall guarantee the payment of such amounts to the maximum extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Parent shall cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Company to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the Indemnitees than those set forth in the Company Organizational Documents and the Contracts listed on Section 6.8 of the Company Disclosure Schedule as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnitees.

(b)    From and after the Effective Time, Parent shall obtain (either directly or through one of its Subsidiaries) and fully pay the premium for a six-year “tail” prepaid policy on terms and conditions no less advantageous to the Indemnitees than the existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (“D&O Insurance”) with respect to any claim related to any period of time at or prior to the Effective Time; provided, however, that neither the Surviving Company nor Parent shall be required to pay for such “tail” prepaid policy more than two hundred fifty percent (250%) of the annual premium currently paid by the Company for its D&O Insurance or, if substantially equivalent or greater insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Company shall not be required to pay an annual premium for the D&O Insurance in excess of two hundred fifty percent (250%) of the annual premium currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. In the alternative, the Company may purchase fully-prepaid, and the Surviving Company shall maintain, for a period of at least six (6) years from and after the Effective Time, D&O Insurance in place as of the date of this Agreement with the Company’s current insurance carrier or a reputable alternative insurance carrier; provided, however, that the Company shall not be permitted to pay for such “tail” prepaid policy in excess of two hundred fifty percent (250%) of the annual premium currently paid by the Company for such insurance.

(c)    The Indemnitees to whom this Section 6.8 applies shall be express third-party beneficiaries of this Section 6.8. The provisions of this Section 6.8 shall survive the Effective Time.

(d)    Notwithstanding any other provision of this Agreement, this Section 6.8 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Company and its subsidiaries, and shall be enforceable by the Indemnitees. In the event that Parent or the Surviving Company or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, Parent shall ensure that proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as applicable, shall succeed to the obligations set forth in this Section 6.8.

Section 6.9.    Control of Operations. The Parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other Party’s operations (or the operations of the other Party’s Subsidiaries) prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.10.    Section 16 Matters. Prior to the Expiration Date, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11.    Transaction Litigation. The Company shall, as promptly as practicable under the circumstances, after it has notice of any of the following notify the Parent of actions, suits, claims, governmental investigations or proceedings instituted or threatened against the Company or any of its directors, officers or affiliates, including by any stockholder of the Company (by any stockholder and relating to this Agreement or the transactions contemplated hereby, “Stockholder Litigation”), before any court or Governmental Entity, relating to or involving or otherwise affecting the Company, any of its affiliates, or any of its subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or relating to this Agreement or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions. Subject to entry into a customary joint defense agreement, Parent shall have the right to participate in the defense of any such actions, suits, claims, investigations or proceedings, the Company shall consult with Parent regarding the defense of any such actions, suits, claims, investigations or proceedings, and the Company may not settle or compromise any Stockholder Litigation without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Section 6.12.    Nasdaq Matters; SEC Matters.

(a)    Parent shall file a notification of listing of additional shares (or such other form as may be required) with Nasdaq with respect to the shares of Parent Common Stock to be issued in connection with the Offer and the First Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Offer and the First Merger, and shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Offer and the First Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Offer and the First Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Acceptance Time.

(b)    The Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting of the Company Common Stock from Nasdaq and the termination of its registration under the Exchange Act, in each case, as promptly as practicable after the Effective Time (such period between the Closing Date and the date of which the Company Common Stock is delisted, the “Delisting Period”), and deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting. The Company will not cause the Company Common Stock to be delisted from Nasdaq prior to the Effective Time. If the Surviving Company is reasonably likely to be required to file any reports pursuant to the Exchange Act during the Delisting Period, the

Company will deliver to Parent at least five (5) business days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period.

(c)    The Company shall file prior to the Effective Time all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to such time for the consummation of the Transactions.

Section 6.13.    Additional Agreements. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Mergers, the officers of the Surviving Company shall be authorized, in the name and on behalf of the Company, to execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

Section 6.14.    Advice of Changes. The Company and Parent shall each promptly advise the other Party of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions or (ii) upon receiving any communication from any Governmental Entity or third party whose consent or approval is required for consummation of the Transactions that causes such Party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed.

Section 6.15.    Resignations. Prior to the Effective Time, the Company shall cause any director and any officer of the Company or each subsidiary of the Company identified in writing by Parent at least five (5) Business Days prior to the anticipated Effective Time to execute and deliver a letter effectuating his or her resignation as a director or officer (but not as an employee) of such entity effective as of the Effective Time. At the request of Parent, the Company will use reasonable best efforts to cooperate with Parent to effect the replacement of any such directors and officers selected by Parent at the Effective Time.

Section 6.16.    Third Party Consents. The Company shall use reasonable best efforts, and shall cause its Subsidiaries to use reasonable best efforts, to obtain waivers and consents from any and all third parties with respect to each Contract listed on Section 4.19(b) of the Company Disclosure Schedule; provided, that, in connection with obtaining such waivers and consents, the Company shall not agree to any change to such Contracts that would be materially adverse to the interest of the Company, its Subsidiaries or, after the Closing, Parent, without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or denied.

Section 6.17.    Certain Tax Matters. Each of the Parties shall use its reasonable best efforts to cause the Offer and the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by executing and delivering customary tax representation letters to the Company’s and/or Parent’s counsel, as applicable, in form and substance reasonably satisfactory to such counsel, in connection with (i) any tax opinion or description of the U.S. federal income tax consequences of the Offer and the Mergers contained or set forth in the Registration Statement and (ii) the tax opinions referenced in clauses (E)(5)(i) and (E)(5)(ii) of Annex A. Company and Parent shall cause their respective counsels to use reasonable best efforts to issue the tax opinions referenced in clauses (E)(5)(i) and (E)(5)(ii) of Annex A and any opinions related to the tax consequences of the Offer and Mergers for purposes of the Registration Statement. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) (a) take any action that could reasonably be expected to cause the Offer and the Mergers, taken together, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or to cause their respective counsel to be unable to deliver the tax opinions provided for in the preceding sentence, or (b) fail to take any action that could reasonably be expected to be necessary to cause the Offer and the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or to cause their respective counsel to be able to deliver the tax opinions provided for in the preceding sentence.

Section 6.18.    Agreements Concerning Parent and Purchaser.

(a)    Parent shall cause Purchaser to perform its respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.

(b)    During the period from the date of this Agreement through the Effective Time, Purchaser shall not engage in any activity of any nature except for activities related to or in furtherance of the Offer and the Mergers.

ARTICLE VII

CONDITIONS TO THE MERGERS

Section 7.1.    Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each Party to effect the Mergers shall be subject to the fulfillment (or waiver, to the extent permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    The consummation of the Offer (as consummation is defined in Section 251(h) of the DGCL).

(b)    No order, injunction, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered after the date of this Agreement by any court or other tribunal of competent jurisdiction shall be in effect and no Law shall have been adopted or be effective, in each case that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Mergers.

ARTICLE VIII

TERMINATION

Section 8.1.    Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Offer and the Mergers may be abandoned at any time prior to the Acceptance Time:

(a)    by the mutual written consent of the Company and Parent;

(b)    by either the Company or Parent, if the Acceptance Time shall not have occurred on or prior to 11:59 p.m. Eastern time on May 31, 2017, (the “End Date”); provided, however that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement proximately caused any of the Offer Conditions to fail to be satisfied, and such action or failure to act constitutes a material breach of this Agreement and; provided further, that no termination may be effected as of the End Date during a thirty (30)-day cure period to which a party is entitled by reason of Section 8.1(d) or (f) below (and, in such event, the term “End Date” shall be deemed to refer instead to 11:59 p.m. Eastern time on the last day of such cure period);

(c)    by either the Company or Parent, if an order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer and such order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a Party if such order (or such order becoming final and nonappealable) was due to the material breach by such Party of any covenant of such Party set forth in this Agreement, or such Party’s failure to fulfill a condition that the Party is obligated to satisfy under this Agreement;

(d)    by the Company (provided that the Company is not then in breach of any representation, warranty, or covenant in this Agreement such that any condition set forth in paragraph (E)(2) or (E)(3) of Annex A would not be satisfied) if: (i) Parent or Purchaser shall have failed to perform in any material respect its covenants and obligations required to be performed by it under this Agreement or (ii) assuming that the date of such determination is the Closing Date, (A) any of the representations and warranties of Parent and Purchaser contained in Section 5.1 (Organization) or Section 5.3 (Corporate Authority Relative to this Agreement; No Violation) shall fail to be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of such date, or (B) any of the other representations and warranties of Parent and Purchaser contained in ARTICLE IV of this Agreement shall fail to be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Parent Material Adverse Effect) as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except in the case of this clause (B), where the failure of such other representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have, a Parent Material Adverse Effect; and all relevant breaches, failures to perform or inaccuracies referred to in clauses (i) or (ii) of this Section 8.1(d) are not curable or are not cured within thirty (30) days following written notice from the Company to Parent describing each such breach or failure in reasonable detail (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach, failure to perform or inaccuracy by Parent is cured within such thirty (30)-day period);

(e)    by the Company, prior to the Acceptance Time, to enter into a Company Acquisition Agreement with respect to a Company Superior Proposal provided that (i) the Company has complied with its obligations contained in Section 6.3 and (ii) immediately prior to or concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee in the manner provided in Section 8.2;

(f)    by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein and such breach results in the failure of any of the Offer Conditions to be satisfied and the Acceptance Time shall not have occurred), (i) if any of the Company’s representations or warranties shall not be true and correct or if the Company shall have breached or failed to perform any of its agreements or obligations under this Agreement, in each case only if such condition or failure would result in a failure of a condition set forth in (E)(2) or (E)(3) of Annex A, and (ii) all relevant breaches, failures to perform or inaccuracies referred to in clause (i) of this Section 8.1(f) are not curable or are not cured within thirty (30) days following written notice from Parent to the Company describing each such breach or failure in reasonable detail (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if it shall have materially breached this Agreement or if such breach, failure to perform or inaccuracy by the Company is cured within such thirty (30)-day period); and

(g)    by Parent if, prior to the Acceptance Time, (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Company shall have violated or breached its obligations under Section 6.3.

Section 8.2.    Effect of Termination.

(a)    In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate and become void and of no effect (except that the Confidentiality Agreement and the provisions of this Section 8.2 and ARTICLE IX, shall survive any termination), and there shall be no other Liability on the part of the Company, on the one hand, or Parent or Purchaser, on the other hand, to the other except as provided in the Confidentiality Agreement, this Section 8.2 and ARTICLE IX, each of which shall remain in full force and effect and survive any termination of this Agreement. Nothing contained in this Section 8.2 shall relieve Parent, Purchaser or the Company from liability for fraud or a Willful and Material Breach of this Agreement.

(b)    (i) If Parent shall have terminated this Agreement pursuant to Section 8.1(g)(i), the Company shall pay or cause to be paid to Parent within two (2) business days of such termination a termination fee of $30,000,000 (the “Termination Fee”); (ii) if the Company terminates this Agreement pursuant to Section 8.1(e), it shall, concurrently with and as a condition to such termination, pay or cause to be paid the Termination Fee to Parent in immediately available funds; and (iii) if (A) this Agreement is terminated pursuant to Section 8.1(b), Section 8.1(f) or Section 8.1(g)(ii), (B) after the date of this Agreement and prior to the time of termination, a Company Takeover Proposal shall have been publicly announced or otherwise communicated to the Company Board of Directors, as applicable, and (C) within twelve (12) months after the date on which this Agreement shall have been so terminated, the Company enters into a definitive agreement with respect to a Company Takeover Proposal or a Company Takeover Proposal is consummated (for purposes of this Section 8.2(b), all references in the definition of Company Takeover Proposal to “fifteen percent (15%) or more” shall be deemed references to “more than fifty percent (50%)”), the Company shall pay or cause to be paid to Parent the Termination Fee upon the earlier of the execution of such definitive agreement or consummation of such Company Takeover Proposal.

(c)    All amounts due hereunder shall be payable by wire transfer in immediately available funds to such account as Parent may designate in writing to the Company. If the Company fails to promptly make any payment required under this Section 8.2 and Parent commences a suit to collect such payment, the Company shall indemnify Parent for its reasonable fees and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate in the Wall Street Journal in effect on the date the payment was payable pursuant to this Section 8.2. In no event shall the Company be required to pay the Termination Fee on more than one occasion.

ARTICLE IX

MISCELLANEOUS

Section 9.1.    No Survival. This ARTICLE IX and the agreements of the Company, Parent and the Purchasers contained in ARTICLE III and Section 6.4 (Employee Matters) and Section 6.8 (Indemnification and Insurance) shall survive the consummation of the Mergers and the other Transactions contemplated by this Agreement. Except as set forth in Section 8.2 or this Section 9.1, none of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Mergers, except for covenants and agreements which contemplate performance or compliance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 9.2.    Expenses. Except as set forth in Section 8.2, whether or not the Offer and the Mergers are consummated, all costs and expenses incurred in connection with the Offer, the Mergers, this Agreement and the other Transactions shall be paid by the Party incurring or required to incur such expenses.

Section 9.3.    Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.4.    Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 9.5.    Jurisdiction; Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed (and, more specifically, that irreparable damage would likewise occur if any of the transactions contemplated by this Agreement were not consummated and the Company’s stockholders did not receive the aggregate consideration payable to them in accordance with the terms and subject to the conditions of this Agreement), or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the obligation of the Parties to consummate the transactions contemplated by this Agreement and the obligation of Parent and Purchaser to pay, and the Company’s stockholders’ right to receive, the aggregate consideration payable to them pursuant to the transactions contemplated by this Agreement, in each case in accordance with the terms and subject to the conditions of this Agreement) exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in addition to any other rights and remedies to which such Party is entitled at law or in equity, except as may be limited by this Section 9.5. In the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5 and each Party irrevocably waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties hereto irrevocably agrees that any legal suit, action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such suit, action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any suit, action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereto hereby consents to the service of process in accordance with Section 9.7; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 9.6.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.6.

Section 9.7.    Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the Party to be notified; (b) when sent, when sent by email by the Party to be notified; provided, however, that notice given by email shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Section 9.7 and either (ii) (A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 9.7 or (B) the receiving Party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” replies) or any other method described in this Section 9.7; or three (3) Business Days after deposit in the mail, if sent by registered or certified mail and (d) when delivered if sent by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

To Parent, Purchaser or Merger Sub Two:

MACOM Technology Solutions Holdings, Inc.

100 Chelmsford Street

Lowell, Massachusetts 01851

Attn: Clay Simpson

Email:    clay.simpson@macom.com

Telephone:    (978) 656-2500

with copies to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attn:    Marko Zatylny

Telephone: (617) 951-7980

Email:    marko.zatylny@ropesgray.com

To the Company:

Applied Micro Circuits Corporation

4555 Great America Parkway, 6th Floor

Santa Clara, California 95054

Attn: L. William Caraccio

Email:    wcaraccio@apm.com

Telephone:    (408) 542-8632

with copies to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

Attn: Jorge del Calvo

Telephone: (650) 233-4537

Email: jorge@pillsburylaw.com

or to such other address as any Party shall specify by written notice so given . Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.8.    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties hereto without the prior written consent of the other Parties; provided, however, that, prior to the commencement (as such term is defined for purposes of Rule 14d-2 promulgated under the Exchange Act) of the Offer, Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be Purchaser in lieu of either entity that is the Purchaser as of the date hereof, in which event all references herein to the Purchaser shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to the Purchaser as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided, further, that any such assignment or designation shall not, and would not reasonably be expected to, impede or delay the consummation of any Transaction, prevent or impede the Offer and the Mergers, taken together or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Subject to the first sentence of this Section 9.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 9.8 shall be null and void.

Section 9.9.    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction (a) shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement and (b) shall not, solely by virtue thereof, be invalid or unenforceable in any other jurisdiction. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

Section 9.10.    Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto (including the Disclosure Schedules) and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and except as provided by Section 9.13, this Agreement is not intended to grant standing to any person other than the Parties hereto.

Section 9.11.    Amendments; Waivers. At any time prior to the Acceptance Time, any provision of this Agreement may be amended or waived, but only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Purchaser or, in the case of a waiver, by the Party waiving such provision. At any time and from time to time prior to the Acceptance Time, either the Company, on the one hand, or Parent and Purchaser, on the other hand, may, to the extent permissible by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of Parent or Purchaser, in the case of an extension by the Company, or of the Company, in the case of an extension by Parent and Purchaser, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of any such Party contained herein. Notwithstanding the foregoing, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.12.    Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13.    No Third-Party Beneficiaries. Except as provided in Section 6.8, nothing in this Agreement, expressed or implied, is intended to or shall confer upon any person other than Parent, Purchaser and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the Company shall have the right on behalf of its stockholders to pursue damages (including claims for damages based on loss of economic benefits of the transaction to Company’s stockholders) in the event of any fraud or Willful and Material Breach of this Agreement by Parent or Purchaser.

Section 9.14.    Interpretation. When a reference is made in this Agreement to an Article, Section or Annex, such reference shall be to an Article, Section or Annex of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. Each Party has or may have set forth information in its respective Disclosure Schedule. The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

Section 9.15.    Definitions.

(a)    General Definitions. References in this Agreement to “Subsidiaries” of any Party means any corporation, partnership, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such Party or (ii) such Party or any Subsidiary of such Party is a general partner on the date hereof. References in this Agreement (except as specifically otherwise defined) to “Affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person”

means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent and its Subsidiaries, the constructive or inquiry knowledge of the individuals listed in Section 9.15(a) of the Parent Disclosure Schedule and (ii) with respect to the Company and its Subsidiaries, the actual, present knowledge of the individuals listed on Section 9.15(a) of the Company Disclosure Schedule.

(b)    Certain Specified Definitions. As used in this Agreement:

(i)    “Antitrust Laws” means any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including, but not limited to, the HSR Act.

(ii)    “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are closed.

(iii)    “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other pension, retirement, supplemental retirement, profit-sharing, deferred compensation, stock option, change in control, retention, employment, independent contractor, equity or equity-based compensation, stock purchase, employee stock purchase or ownership, severance pay, vacation or paid time-off, bonus or other incentive, medical, executive medical or physical, retiree medical or welfare benefit, medical reimbursement or services, vision, dental, life insurance, welfare benefit, fringe benefit or other plan, agreement, arrangement, program, policy or Contract (including any related funding mechanism), in each case, whether oral or written, funded or unfunded, or insured or self-insured, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or in respect of which the Company or any of its Subsidiaries has any Liability.

(iv)    “Company Material Adverse Effect” means any event, occurrence, development or state of circumstances, change, fact or condition that (i) prevents, materially impedes or materially delays the consummation of the Offer to a date following the End Date or (ii) is materially adverse to the financial condition, assets, liabilities, business or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be taken into account in determining whether there has been, is or would be a Company Material Adverse Effect: (A) any changes in global, national or regional economic conditions except to the extent that such changes have a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the Company’s industry; (B) any changes in conditions generally affecting the semiconductor industry except to the extent such changes have a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the Company’s industry; (C) any decline in the market price or trading volume of the shares of the Company Common Stock on Nasdaq (provided that the exception in this clause (C) shall not prevent or otherwise affect a determination that any change, effect or development underlying such decline has resulted in or contributed to a Company Material Adverse Effect); (D) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause (D) shall not prevent or otherwise affect a determination that any change, effect or development underlying such failure has resulted in or contributed to a Company Material Adverse Effect); (E) changes solely attributable to the public announcement of the Offer, the Mergers or any of the other Transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any Company Subsidiary with its employees or with any other third party; (F) changes or proposed changes in GAAP or in Laws applicable to the Company or any Company Subsidiary or the enforcement or interpretation thereof; (G) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions except to the extent such event or development has a disproportionate adverse impact on the Company and its Subsidiaries taken as a whole, relative to other participants in the Company’s industry; and (H) any change resulting from or arising out of a hurricane, earthquake, flood or similar other natural disaster except to the extent such event or development has a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the Company’s industry.

(v)    “Company MSU” means a restricted stock unit granted under the Company Stock Plans with vesting and settlement subject, in whole or part, to achievement of specified performance criteria.

(vi)    “Company Option” means an option to acquire shares of Company Common Stock granted under the Company Stock Plans.

(vii)    “Company RSU” means a restricted stock unit granted under the Company Stock Plans, other than a Company MSU.

(viii)    “Company Stock Plans” means, collectively, the Company’s (i) 1992 Equity Incentive Plan, (ii) 2000 Equity Incentive Plan and (iii) 2011 Equity Incentive Plan.

(ix)    “Company Superior Proposal” means a bona fide Company Takeover Proposal that would result in any person becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that the board of directors of the Company or any committee thereof has determined in its good faith judgment (after taking into account any revisions to the terms of the transaction contemplated by Section 6.3(e) of this Agreement) would, if consummated, result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Offer and the Mergers.

(x)    “Company Takeover Proposal” means any inquiry, proposal or offer from any person (other than Parent and its Subsidiaries) relating to (A) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries, (B) any acquisition of the beneficial ownership of or the right to acquire beneficial ownership, directly or indirectly, of fifteen percent (15%) or more of the outstanding Company

Common Stock or securities of the Company representing more than fifteen percent (15%) of the voting power of the Company, (C) any acquisition (including the acquisition of stock in any Subsidiary of the Company) of assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing fifteen percent (15%) or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries, or (D) any tender offer or exchange offer or any other similar transaction or series of transactions that if consummated would result in any person directly or indirectly acquiring beneficial ownership or the right to acquire beneficial ownership of fifteen percent (15%) or more of the outstanding Company Common Stock or securities of the Company representing more than fifteen percent (15%) of the voting power of the Company.

(xi)    “Company Technology” means any and all Technology used or proposed to be used in connection with the business of the Company.

(xii)    “Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding and not terminable on 90 days’ or fewer notice.

(xiii)    “Environmental Law” means any applicable Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), human health (as it relates to exposure to Hazardous Materials), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Materials), in each case as in effect as of the date of this Agreement.

(xiv)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

(xv)    “ERISA Affiliate” means any person (whether incorporated or unincorporated) that together with the Company or any of its Subsidiaries would be considered a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

(xvi)    “ESPP” means the Company’s 2012 Employee Stock Purchase Plan, as amended.

(xvii)    “Governmental Entity” means any federal, state, local or foreign government, any political subdivision thereof, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative or regulatory agency or commission, arbitrator or mediator, or other governmental authority or instrumentality, domestic or foreign.

(xviii)    “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as hazardous under, any Environmental Law, petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous waste and any toxic, radioactive, infectious or hazardous substance, material or agent.

(xix)    “Indebtedness” means, with respect to any person, without duplication, as of the date of determination, (A) all obligations of such person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such person incurred in the ordinary course of business consistent with past practice), (D) all lease obligations of such person capitalized on the books and records of such person, (E) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such person, whether or not the Indebtedness secured thereby have been assumed, (F) all obligations of such person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (G) all letters of credit or performance bonds issued for the account of such person, to the extent drawn upon, and (H) all guarantees and keepwell arrangements of such person of any Indebtedness of any other person other than a wholly owned subsidiary of such person.

(xx)    “Indemnitees” means any current or former director or officer of the Company.

(xxi)    “Intellectual Property Rights” means all proprietary rights of every kind and nature however denominated, throughout the world, including: (A) patents and patent applications (and any patents that issue as a result of those patent applications), including applications and issuances from a Governmental Entity for utility models, and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications (collectively, “Patents”), (B) trademarks, service marks, trade names, trade dress, brand identifiers, brands, logos and trade names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications (including intent to use applications) for registration thereof (collectively, “Trademarks”), (C) copyrights and rights under copyrights, whether registered or unregistered, including moral rights and industrial designs, and any registrations and applications for registration thereof (collectively, “Copyrights”), (D) mask work rights and registrations and applications for registration thereof, (E) trade secrets (including any business plans, designs, database rights, technical data, customer data, financial information, pricing and cost information, bills of material, methods, processes, techniques, formulae, algorithms, technical data, specifications, research and development information, or technology, in each case, to the extent qualifying as a trade secret under applicable Law) (collectively, “Trade Secrets”), (F) rights of privacy and publicity, and moral rights, (G) URL and domain name registrations (collectively, “Domain Names”), (H) other proprietary rights in Technology and intellectual property rights now known or hereafter recognized, and (I) all actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

(xxii)    “Key Employee” means the persons set forth on Section 9.15(b)(xxii) to the Company Disclosure Schedules.

(xxiii)    “Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

(xxiv)    “Order” means any formal charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative.

(xxv)    “Other Company Award” an award other than Company Options and Company RSUs granted under the Company Stock Plans, including without limitation any performance milestone-based award, whether or not payable in Company Common Stock.

(xxvi)    “Parent Material Adverse Effect” means any event, occurrence, development or state of circumstances, change, fact or condition that (i) prevents, materially impedes or materially delays the consummation of the Offer to a date following the End Date or (ii) is materially adverse to the financial condition, assets, liabilities, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be taken into account in determining whether there has been, is or would be a Parent Material Adverse Effect: (A) any changes in global, national or regional economic conditions except to the extent such changes have a disproportionate adverse impact on Parent and its Subsidiaries, taken as a whole, relative to other participants in Parent’s industry; (B) any changes in conditions generally affecting the semiconductor industry, except in the event that such changes have a disproportionate adverse impact on Parent and its Subsidiaries, taken as a whole, relative to other participants in Parent’s industry; (C) any decline in the market price or trading volume of the shares of the Parent Common Stock on Nasdaq (provided that the exception in this clause (C) shall not prevent or otherwise affect a determination that any change, effect or development underlying such decline has resulted in or contributed to a Parent Material Adverse Effect); (D) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause (D) shall not prevent or otherwise affect a determination that any change, effect or development underlying such failure has resulted in or contributed to a Parent Material Adverse Effect); (E) changes solely attributable to the public announcement of the Offer, the Mergers or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of Parent or any Parent Subsidiary with its employees or with any other third party; (F) changes or proposed changes in GAAP or in Laws applicable to Parent or any Parent Subsidiary or the enforcement or interpretation thereof; (G) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions except to the extent such event or development has a disproportionate adverse impact on Parent and its Subsidiaries, taken as a whole, relative to other participants in Parent’s industry; and (H) any change resulting from or arising out of a hurricane, earthquake, flood or similar other natural disaster except to the extent such event or development has a disproportionate adverse impact on Parent and its Subsidiaries, taken as a whole, relative to other participants in Parent’s industry.

(xxvii)    “Parent Stock Plans” means, collectively, Parent’s (i) 2009 Omnibus Stock Plan, (ii) 2012 Omnibus Incentive Plan, and (iii) 2012 Employee Stock Purchase Plan, in each case, as amended, and any applicable award agreements thereunder.

(xxviii)    “Parent Trading Price” means the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of Parent Common Stock on Nasdaq, for the consecutive period of ten (10) trading days beginning on the thirteenth (13th) trading day immediately preceding the Closing Date and concluding at the close of trading on the third (3rd) trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP.”

(xxix)    “Permitted Lien” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to Liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens imposed by securities Laws or (F) Liens relating to intercompany borrowings among a person and its wholly owned subsidiaries, (G) defects, irregularities or imperfections of title which do not materially interfere with, or materially impair the use of, the property or assets subject thereto or (H) Liens that constitute non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business (excluding compulsory licenses (whether compelled by Contract or Law) and licenses to, or compelled by, the policies of standards bodies).

(xxx)    “Prohibited Country” means any country or geographic region subject to comprehensive economic sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or the European Union, which currently includes: Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine.

(xxxi)    “Prohibited Person” means any individual or entity included on one or more of the following: the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy; and similar lists of restricted parties maintained by other governmental entities. Any individual or entity owned by—or acting on behalf of—an individual or entity included on one of the foregoing lists also is a “Prohibited Person.”

(xxxii)    “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

(xxxiii)    “Significant Subsidiary” has the meaning set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

(xxxiv)    “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, unclaimed property, escheat, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and other charges of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.

(xxxv)    “Tax Return” means any return, report, information return, claim for refund, election, estimated tax filing or declaration or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any amendments thereof.

(xxxvi)    “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection, assessment or administration of such Tax.

(xxxvii)    “Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

(xxxviii)    “Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

Index of Defined Terms

Section

.pdf	9.3
Acceptable Confidentiality Agreement	6.3(c)
Acceptance Time	1.1(d)
Affiliates	9.15(a)
Agreement	Preamble
Anti-Corruption Laws	4.7(c)
Antitrust Laws	9.15(b)(i)
Appraisal Provisions	3.1(c)
Book-Entry Shares	3.1(a)(i)
Business Day	9.15(b)(ii)
Bylaws	2.5(a)
Cancelled Shares	3.1(a)(ii)
Cash Consideration	1.1(a)
Certificate	3.1(a)(i)
Certificates of Merger	2.3
Charter	2.5(a)
Closing	2.2
Closing Date	2.2
Code	Recitals
Collective Bargaining Agreement	4.14(a)
Company	Preamble
Company 401(k) Plan	6.4(c)
Company Acquisition Agreement	6.3(e)
Company Adverse Recommendation Change	6.3(e)
Company Approvals	4.3(c)
Company Benefit Plan	9.15(b)(iii)
Company Board of Directors	Recitals
Company Common Stock	Recitals
Company Disclosure Schedule	ARTICLE IV
Company Employees	6.4(a)
Company Financial Statements	4.4(b)
Company Information Systems	4.15(e)
Company Leased Real Property	4.16
Company Material Adverse	9.15(b)(iv)
Company Material Contracts	4.19
Company MSU	9.15(b)(v)
Company Option	9.15(b)(vi)
Company Organizational Documents	4.1(b)
Company Permits	4.7(b)
Company Preferred Stock	4.2(a)
Company Process Technology	4.20
Company Real Property Leases	4.16
Company Recommendation	Recitals

Section

Company RSU	9.15(b)(vii)
Company SEC Documents	4.4(a)
Company Stock Plans	9.15(b)(viii)
Company Superior Proposal	9.15(b)(ix)
Company Takeover Proposal	9.15(b)(x)
Company Technology	9.15(b)(xi)
Confidentiality Agreement	6.2(c)
Contract	9.15(b)(xii)
Control	9.15(a)
controlled by	9.15(a)
Copyrights	9.15(b)(xxi)
D&O Insurance	6.8(b)
Delaware Secretary	2.3
Delisting Period	6.12(b)
DGCL	Recitals
Disclosure Schedules	ARTICLE V
Dissenting Shares	3.1(c)
Dissenting Stockholder	3.1(b)
Domain Names	9.15(b)(xxi)
EAR	4.20
EDGAR	ARTICLE IV
Effective Time	2.3
End Date	8.1(b)
Enforceability Exceptions	4.3(b)
Environmental Law	9.15(b)(xiii)
ERISA	9.15(b)(xiv)
ERISA Affiliate	9.15(b)(xv)
ESPP	9.15(b)(xvi)
Exchange Act	1.1(a)
Exchange Agent	3.2(a)
Exchange Agent Agreement	3.2(a)
Exchange Fund	3.2(b)
Exchanged Amounts	3.2(c)
Expiration Date	1.1(c)(i)
Certificate of Merger	2.3
Mergers	Recitals
Surviving Company	2.1
Fractional Share Cash Amount	3.1(e)
GAAP	4.4(b)
Governmental Entity	9.15(b)(xvii)
Hazardous Materials	9.15(b)(xviii)
HSR Act	4.3(c)
Indebtedness	9.15(b)(xix)
Indemnitees	9.15(b)(xx)
Intellectual Property Rights	9.15(b)(xxi)
IRS	4.9(a)

Section
knowledge	9.15(a)
Law	4.7(a)
Laws	4.7(a)
Letter of Transmittal	3.2(c)
Liability	9.15(b)(xxiii)
Lien	4.3(d)
Mergers	Recitals
Minimum Condition	Annex A
Nasdaq	1.1(c)(ii)
OFAC	9.15(b)(xxx)
Offer	Recitals
Offer Conditions	1.1(a)
Offer Documents	1.2(a)(i)
Offer Prospectus	1.2(b)
Option Consideration	Section 3.3(a)
Order	9.15(b)(xxiv)
Organizational Documents	4.1(b)
Parent	Preamble
Parent 401(k) Plan	6.4(c)
Parent Approvals	5.3(b)
Parent Board of Directors	Recitals
Parent Common Stock	5.2
Parent Disclosure Schedule	ARTICLE V
Parent Excess Shares	3.2(g)
Parent Financial Statements	5.4(b)
Parent Material Adverse Effect	9.15(b)(xxvi)
Parent Organizational Documents	5.1(b)
Parent Preferred Stock	5.2
Parent SEC Documents	5.4(a)
Parent Stock Plans	9.15(b)(xxvii)
Parent Trading Price	9.15(b)(xxviii)
Patents	9.15(b)(xxi)
Permitted Lien	9.15(b)(xxix)
person	9.15(a)
Post-Closing Plans	6.4(b)
Prohibited Country	9.15(b)(xxx)
Prohibited Person	9.15(b)(xxxi)
Purchaser	Preamble
Purchaser Common Stock	3.1(a)(iii)
Registration Statement	1.2(b)
Release	9.15(b)(xxxii)
Representatives	6.3(a)
Rollover Options	Section 3.3(b)

Section

Rollover RSU	3.3(d)
Sarbanes-Oxley Act	4.4(a)
Schedule 14D-9	1.3(b)
Schedule TO	1.2(a)(i)
Scheduled Intellectual Property Rights	4.15(a)
SEC	1.1(c)(ii)
Second Request	6.5(c)
Securities Act	1.2(b)
Significant Subsidiary	9.15(b)(xxxiii)
Stock Consideration	1.1(a)
Stockholder Litigation	6.11
Subsidiaries	9.15(a)
Support Agreement	Recitals
Surviving Company	2.1
Takeover Laws	4.23
Tax	9.15(b)(xxxiv)
Taxes	9.15(b)(xxxiv)
Tax Return	9.15(b)(xxxv)
Taxing Authority	9.15(b)(xxxvi)
Technology	9.15(b)(xxxvii)
Termination Fee	8.2(b)
Trade Secrets	9.15(b)(xxi)
Trademarks	9.15(b)(xxi)
Transaction Consideration	1.1(a)
Transactions	Recitals
under common control with	9.15(a)
Unvested Company RSU	Section 3.3(d)
Vested Company RSU	Section 3.3(c)
Vested In-the-Money Company Options	Section 3.3(a)
Willful and Material Breach	9.15(b)(xxxviii)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

APPLIED MICRO CIRCUITS CORPORATION

By:	/s/ Paramesh Gopi
Name:	Paramesh Gopi
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

By:	/s/ John R. Croteau
Name:	John R. Croteau
Title:	President and Chief Executive Officer

MONTANA MERGER SUB I, INC.

By:	/s/ John R. Croteau
Name:	John R. Croteau
Title:	President and Chief Executive Officer

MONTANA MERGER SUB II, LLC

By:	/s/ John R. Croteau
Name:	John R. Croteau
Title:	President and Chief Executive Officer

ANNEX A

Offer Conditions

Notwithstanding any other term of the Offer, but subject to the terms and conditions of this Agreement, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for any shares of Company Common Stock validly tendered pursuant to the Offer (and not properly withdrawn prior to the Expiration Date and theretofore accepted for payment or paid for) in the event that, at the Expiration Date:

(A) any waiting period (and extensions thereof) applicable to the Offer and the Mergers under the HSR Act shall not have expired or been terminated;

(B) there shall not have been validly tendered and not withdrawn in accordance with the terms of the Offer a number of shares of Company Common Stock (other than shares of Company Common Stock tendered by guaranteed delivery that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer) that, together with the shares of Company Common Stock (if any) then owned by Parent, Purchaser and Parent’s other Subsidiaries, represents at least a majority of all then outstanding shares of Company Common Stock (the “Minimum Condition”);

(C) the Registration Statement shall not have been declared effective by the SEC under the Securities Act or a stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC or proceedings for that purpose shall have been initiated or threatened by the SEC (provided that Parent shall not be entitled to invoke this condition if it has not complied in all material respects with Section 1.2);

(D) the shares of Parent Common Stock to be issued in the Offer and the Mergers shall not have been approved for listing on Nasdaq, subject to official notice of issuance (provided that Parent shall not be entitled to invoke this condition if it has not complied in all material respects with Section 6.12(a)); or

(E) any of the following shall have occurred and continue to exist as of the Expiration Date:

(1) an injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect, or a Law shall have been adopted or be effective, in each case that prohibits or makes illegal the consummation of the Offer or the Mergers;

(2) any of (i) the representations and warranties of the Company contained in Section 4.1(a) (Organization), Section 4.3(a) and Section 4.3(b) (Corporate Authority Relative to this Agreement; No Violation), and Section 4.22 (Finders or Brokers) shall not be true and correct in all material respects as of the date of this Agreement and as of the Expiration Date as if made as of such date, (ii)    the representations and warranties of the Company contained in Section 4.2(a) (Capital Stock and Indebtedness) shall not be true and correct other than in de minimis respects as of the date of this Agreement and as of the Expiration Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), and (iii) the other representations and warranties of the Company contained in ARTICLE IV of this Agreement shall not be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Company Material Adverse Effect) as of the date of this Agreement and as of the Expiration Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except in the case of this clause (iii), where the failure of such other representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have, a Company Material Adverse Effect.

(3) the Company shall have failed to perform and comply in all material respects its covenants required by the Agreement required to be performed by it at or prior to the Expiration Date;

(4) the Company shall have failed to deliver to Parent a certificate, dated the Expiration Date and signed by its Chief Executive Officer, certifying to the effect that the conditions set forth in paragraphs (E)(2) and (E)(3) of this Annex A have been satisfied;

(5) (i) Parent shall not have received an opinion of Ropes & Gray LLP, counsel to Parent, in form and substance reasonably satisfactory to Parent, dated as of the date of the expiration of the Offer, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, the Offer and the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the Company shall not have received an opinion of Pillsbury Winthrop Shaw Pittman LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated as of the date of the expiration of the Offer, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, the Offer and the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; or

(6) the Agreement shall have been terminated in accordance with its terms.

EXHIBIT A

LIMITED LIABILITY COMPANY AGREEMENT

OF

[                    ]

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of [                    ] (the “Company”) is entered into as of November [    ], 2016, by MACOM Technology Solutions Holdings, Inc., a Delaware corporation and the sole member of the Company (the “Member”).

The Member, in order to form a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (6 Del.C. §18-101, et seq.) (the “Act”), hereby agrees as follows:

1.	Name and Address. The name of the limited liability company is [ ]. The principal office of the Company shall be at any location as approved by Board of Managers (as defined below).

2.	Purpose. The purpose of the Company is, directly or indirectly, through subsidiaries or affiliates, to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary, advisable or incidental to the foregoing.

3.	Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.

4.	Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.

5.	Certificate. [ ] is hereby designated as an “authorized person” within the meaning of the Act to execute, deliver and file the certificate of formation of the Company (the “Certificate”). Upon the filing of the Certificate, his powers as an “authorized person” cease, and the Member thereupon becomes the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Member shall execute, deliver and file any amendments or restatements of the Certificate or any certificate of cancellation of the Certificate.

6.	Member. The name and the mailing address of the Member is as follows:

[                    ]

[                    ]

7.

Powers. The Company shall have the power and authority to do any and all acts necessary or convenient to or in furtherance of the purposes described in Section 2 hereof, including all power and authority, statutory or otherwise, possessed by, or which may be conferred upon, limited liability companies under the laws of the State of Delaware. Notwithstanding any other provision of this Agreement, the Member is authorized to execute and deliver any document on behalf of the Company.

8.	Management.

(a)	Board of Managers. The Company will be managed by a Board of Managers (the “Board,” and each member of the Board, a “Manager”). The Board shall initially consist of one (1) Manager and thereafter such number as fixed by the Board from time to time. Each Manager shall serve until a successor is appointed in accordance with the terms hereof or his or her earlier resignation, death or removal. A Manager may resign at any time by delivering written notice to the Company. Such resignation shall be effective upon receipt by the Company unless it is specified to be effective as of some other time or the happening of some other event. The initial Board of Managers shall consist of the following person:

[            ]

(b)	Powers. The business and affairs of the Company will be managed by the Board. The Board has the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by managers of a limited liability company under the laws of the State of Delaware. The Board is hereby authorized, empowered and directed in the name and on behalf of the Company to approve, execute and deliver any and all agreements, certificates or any other documents on behalf of the Company. The Company may have such officers as appointed by the Board from time to time.

(c)	Vacancies. A vacancy on the Board because of resignation, death or removal of a Manager or an increase in the number of Managers may be filled by the remaining members of the Board.

9.	Officers.

(a)	General. The officers of the Company will be appointed by the Board and will be a Chief Executive Officer, President, Chief Financial Officer, a Treasurer and a Secretary. The Board, in its discretion, also may appoint one (1) or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by applicable law, the Certificate of Formation of the Company or this Agreement. The officers of the Company need not be members of the Company or Managers. The initial officers of the Company shall be as follows:

Name	Office
[ ]	[ ]

(b)	Election. The officers of the Company will hold their offices for such terms and will exercise such powers and perform such duties as will be determined from time to time by the Board; and each officer of the Company will hold office until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal. Any officer appointed by the Board may be removed at any time by the Board. Any vacancy occurring in any office of the Company will be filled by the Board. The salaries of all officers of the Company will be fixed by the Board.

(c)	Chief Executive Officer. The Chief Executive Officer will, subject to the control of the Board, have general supervision of the business of the Company and will see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer will execute all bonds, mortgages, contracts and other instruments of the Company requiring a seal, under the seal of the Company, except where required or permitted by applicable law to be otherwise signed and executed and except that the other officers of the Company may sign and execute documents when so authorized by this Agreement, the Board or the Chief Executive Officer. The Chief Executive Officer will preside at all meetings of the members of the Company and, if the Chief Executive Officer is also a manager, the Board. The Chief Executive Officer will also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these Bylaws or by the Board.

(d)	Vice Presidents. At the request of the Chief Executive Officer or, in the Chief Executive Officer’s absence or in the event of the Chief Executive Officer’s inability or refusal to act, the Vice President, or the Vice Presidents if there are more than one (in the order designated by the Board), will perform the duties of the Chief Executive Officer, and when so acting, will have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. Each Vice President will perform such other duties and have such other powers as the Board from time to time may prescribe. If there be no Vice President, the Board will designate the officer of the Company who, in the absence of the Chief Executive Officer or in the event of the inability or refusal of the Chief Executive Officer to act, will perform the duties of the Chief Executive Officer, and when so acting, will have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

(e)

Secretary. The Secretary will attend all meetings of the Board and all meetings of the members and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary will also perform like duties for committees of the Board when required. The Secretary will give, or cause to be given, notice of all meetings of the members and special meetings of the Board, and will perform such other duties as may be prescribed by the Board or the Chief Executive Officer. If the Secretary will be unable or will refuse to cause to be given notice of all meetings of the members and special meetings of the Board, and if there be no Assistant Secretary, then either the Board or the Chief Executive Officer may appoint another officer to cause such notice to be given. The Secretary will have custody of the seal of the Company and the Secretary or any Assistant Secretary, if there be one, will have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Company and to attest to the affixing by such officer’s signature. The Secretary will see that all books, reports, statements, certificates and other documents and records required by applicable law to be kept or filed are properly kept or filed, as the case may be.

(f)	Chief Financial Officer. The Chief Financial Officer will have the custody of the corporate funds and securities and will keep full and accurate accounts of receipts and disbursements in books belonging to the Company and will deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Chief Financial Officer will disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, will render to the Chief Executive Officer and the Board, at its regular meetings, or when the Board so requires, an account of all transactions as Chief Financial Officer and of the financial condition of the Company, and will perform such other duties as may be prescribed by the Board or the Chief Executive Officer. If required by the Board, the Chief Financial Officer will give the Company a bond in such sum and with such surety or sureties as will be satisfactory to the Board for the faithful performance of the duties of the office of the Chief Financial Officer and for the restoration to the Company, in case of the Chief Financial Officer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Chief Financial Officer’s possession or under the Chief Financial Officer’s control belonging to the Company.

(g)	Treasurer. The Treasurer, if there be any, will perform such duties and have such powers as from time to time may be assigned to such person by the Board, the Chief Executive Officer, any Vice President, if there be one, or the Chief Financial Officer, and in the absence of the Chief Financial Officer or in the event of the Chief Financial Officer’s inability or refusal to act, will perform the duties of the Chief Financial Officer, and when so acting, will have all the powers of and be subject to all the restrictions upon the Chief Financial Officer. If required by the Board, a Treasurer will give the Company a bond in such sum and with such surety or sureties as will be satisfactory to the Board for the faithful performance of the duties of the office of Treasurer and for the restoration to the Company, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Company.

(h)	Assistant Secretaries. Assistant Secretaries, if there be any, will perform such duties and have such powers as from time to time may be assigned to them by the Board, the Chief Executive Officer, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, will perform the duties of the Secretary, and when so acting, will have all the powers of and be subject to all the restrictions upon the Secretary.

(i)	Assistant Treasurers. Assistant Treasurers, if there be any, will perform such duties and have such powers as from time to time may be assigned to them by the Board, the Chief Executive Officer, the Chief Financial Officer, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, will perform the duties of the Treasurer, and when so acting, will have all the powers of and be subject to all the restrictions upon the Treasurer.

(j)	Other Officers. Such other officers as the Board may appoint will perform such duties and have such powers as from time to time may be assigned to them by the Board. The Board may delegate to any other officer of the Company the power to appoint such other officers and to prescribe their respective duties and powers.

10.	Exculpation. No Member, Manager or officer of the Company shall be liable to the Company or to any Member for any action (or omission to act) taken with respect to the Company so long as such Member, Manager or officer: (a) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company; and (b) was neither grossly negligent nor engaged in willful malfeasance.

11.	Indemnification.

(a)	The Company shall, to the maximum extent and in the manner permitted by the Act, indemnify each of its managers and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Company. For purposes of this Section 11(a), a “manager” or “officer” of the Company includes any person (a) who is or was a manager or officer of the Company, (b) who is or was serving at the request of the Company as a manager or officer of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was a manager or officer of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation.

(b)

The Company shall have the power, to the maximum extent and in the manner permitted by the Act, to indemnify each of its employees and agents (other than managers and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Company. For purposes of this Section 11(b), an

“employee” or “agent” of the Company (other than a manager or officer) includes any person (a) who is or was an employee or agent of the Company, (b) who is or was serving at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was an employee or agent of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation.

(c)	The Company may purchase and maintain insurance on behalf of any person who is or was a manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the Act.

(d)	Expenses incurred in defending any action or proceeding for which indemnification is required pursuant to Section 11(a) or for which indemnification is permitted pursuant to Section 11(b) following authorization thereof by the Board of Managers shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized in this Section 11.

(e)	The indemnification provided by this Section 11 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement, vote of members or disinterested managers or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent that such additional rights to indemnification are authorized in the Certificate of Formation of the Company.

(f)	No indemnification or advance shall be made under this Section 11, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears:

i.    That it would be inconsistent with a provision of the Certificate of Formation of the Company, this Agreement, or an agreement in effect at the time of the accrual of the alleged cause of the action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

ii.    That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

12.	Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of (a) the written consent of the Member, or (b) the entry of a decree of judicial dissolution under the Act.

13.	Capital Contributions. The Member and persons hereafter admitted as members of the Company may (but shall not be obligated to) make contributions of cash (or promissory obligations), property or services to the Company as shall be determined by the Board and the member making such contribution at the time of each such admission.

14.	Allocation of Profits and Losses. All of the Company’s profits and losses will be allocated to the Member.

15.	Distributions. Distributions shall be made to the Member at the times and in amounts determined by the Board.

16.	Assignments. The Member may assign in whole or in part its interests in the Company.

17.	New Members. New members may be admitted to the Company on such terms as may be agreed to by the Member.

18.	Amendments. This Agreement may be amended with the written approval of the Member.

19.	Governing Law. This Agreement and all disputes and controversies arising hereunder or relating hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

[ ],
a Delaware corporation

By:
Name:
Title: